Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

BY AND AMONG

SUSSER HOLDINGS CORPORATION,

AS THE COMPANY,

ETP HOLDCO CORPORATION AND

HERITAGE HOLDINGS, INC.,

AS CONTRIBUTORS,

SUNOCO LP,

AS ACQUIROR,

SUNOCO GP LLC,

AS GENERAL PARTNER,

AND SOLELY WITH RESPECT TO SECTION 10.19 AND THE OTHER PROVISIONS

RELATED THERETO,

ENERGY TRANSFER PARTNERS, L.P.,

AS CONTRIBUTOR GUARANTOR

DATED AS OF JULY 14, 2015

SCHEDULES

1.1(b)	—	Company Material Real Property Leases
1.1(c) 1.1(d)	— —	Permitted Liens Target Net Working Capital
2.1(b)	—	Allocation of Consideration
2.3(a)	—	Cancelled Notes Payable
2.5	—	Net Working Capital Methodology
3.2(a)	—	Company Capital Structure
3.2(b)	—	Company Ownership Interests
3.4	—	Company Financial Statements
3.4(b)	—	Financial Statements Presentation
3.4(c)	—	Company Undisclosed Liabilities
3.6(a)	—	List of the Company Material Contracts
3.6(b)	—	Company Material Contracts Disclosures
3.7	—	Company Absence of Changes
3.7(c)	—	Projects in Progress
3.8	—	Company Litigation
3.9	—	Company Compliance with Applicable Law

3.10	—	Company Environmental Matters
3.11	—	Company Tax Matters
3.14	—	Company Transactions with Affiliates
3.15(b)	—	Company Benefit Plans
4.8	—	Management Projections and Budget
5.7	—	Acquiror Litigation
6.7	—	Contributor Guarantees
6.10	—	Financing

EXHIBITS

A	—	Acquiror Partnership Agreement Amendment

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of July 14, 2015, is made by and among Susser Holdings Corporation, a Delaware corporation (the “Company”), Heritage Holdings, Inc., a Delaware corporation (“HHI”), ETP Holdco Corporation, a Delaware corporation (“ETP Holdco” and together with HHI, “Contributors” and each, a “Contributor”), Sunoco LP, a Delaware limited partnership (“Acquiror”), Sunoco GP LLC, a Delaware limited liability company and the general partner of Acquiror (the “General Partner” and together with Acquiror, the “Acquiror Parties”), and solely with respect to Section 10.19 and the other provisions related thereto, Energy Transfer Partners, L.P., a Delaware limited partnership (“Contributor Guarantor”). The Company, Contributors, the Acquiror Parties and Contributor Guarantor shall be referred to herein from time to time collectively as the “Parties,” and each a “Party”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Contributors collectively own beneficially and of record 100 shares of common stock of the Company, constituting 100% of the issued and outstanding shares of capital stock of the Company with a par value of $0.01 per share (the “Acquired Interests”);

WHEREAS, the Company, through its wholly owned subsidiaries, Stripes LLC, a Texas limited liability company (“Stripes LLC”), and Stripes No. 1009 LLC, a Texas limited liability company (“Stripes 1009”), owns 79,308 common units (the “SHC Common Units”) and 10,939,436 subordinated units (the “SHC Subordinated Units”), in each case, representing limited partner interests in Acquiror (the SHC Common Units and the SHC Subordinated Units collectively, the “SUN Interests”), the terms of which are set forth in the First Amended and Restated Agreement of Limited Partnership of Acquiror, as amended by Amendment No. 1 dated October 27, 2014 (as amended, the “Acquiror Partnership Agreement”); and

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, at the Closing (i) (a) the Company will exchange or cause to be exchanged the SHC Common Units for an aggregate of 79,308 Class A Units representing limited partner interests in Acquiror (“Exchange Class A Units”), and (b) the SHC Subordinated Units will be converted into 10,939,436 Class A Units (the “Conversion Class A Units”, together with the Exchange Class A Units, the “SUN Class A Interests”), the terms of which will be set forth in Amendment No. 2 to the Acquiror Partnership Agreement, substantially in the form attached as Exhibit A hereto (the “Acquiror Partnership Agreement Amendment”) and (ii) Contributors will contribute, transfer, assign and convey to Acquiror, all of the Acquired Interests, which Acquired Interests would be subsequently contributed, transferred, assigned and conveyed by Acquiror to Susser Petroleum Property Company LLC, a Delaware limited liability company (“PropCo”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquired Interests” has the meaning set forth in the recitals to this Agreement.

“Acquiror” has the meaning set forth in the introductory paragraph to this Agreement.

“Acquiror Certificate” has the meaning set forth in Section 2.3(b)(iv).

“Acquiror Class B Units” means Class B Units representing limited partner interests in Acquiror, having the terms set forth in the Acquiror Partnership Agreement Amendment.

“Acquiror Common Units” means common units representing limited partner interests in Acquiror.

“Acquiror Fundamental Representations” has the meaning set forth in Section 9.4(c).

“Acquiror Group” means, collectively, the Acquiror Parties and each of their respective Subsidiaries.

“Acquiror Indemnitees” has the meaning set forth in Section 9.2.

“Acquiror Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the financial condition, business, properties or results of operations of the Acquiror Group, taken as a whole, or (b) the ability of Acquiror to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, occurrence, fact, condition or effect arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) any changes in the cost of products, supplies and materials purchased from third party suppliers (including any changes in fuel or commodity prices), (vi) any failure, in and of itself, by the Acquiror Group to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any failure to meet such internal or published projections, forecasts or revenue or earnings predictions, to the extent not otherwise excluded from the definition of “Acquiror Material Adverse Effect”, shall not be disregarded and may be considered in determining whether a “Acquiror Material Adverse Effect” has occurred), (vii) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (viii) any change that is generally applicable to the industries or markets in which the Acquiror Group operates unless such change disproportionately affects (relative to other participants in the industry) the Acquiror Group taken as a whole, (ix) the public announcement of the transactions contemplated by this Agreement or (x) the taking of any action required by this Agreement and the other agreements contemplated hereby, shall not be taken into account in determining whether a “Acquiror Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Acquiror Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Acquiror Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Acquiror Partnership Agreement Amendment” has the meaning set forth in the recitals to this Agreement.

“Acquiror SEC Documents” has the meaning set forth in Section 5.5(a).

“Acquiror Subordinated Units” means subordinated units representing limited partner interests in Acquiror.

“Adjustment Statement” has the meaning set forth in Section 2.6(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For purposes of this Agreement, (i) Acquiror and its subsidiaries are deemed not to be Affiliates of the Contributors and their other Affiliates, and vice versa, and (ii) the Company shall be deemed to be an Affiliate of the Contributors prior to the Closing and an Affiliate of the Acquiror Parties on and after the Closing Date.

“Aggregate Cap” means an amount equal to $1,933,710,671.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Arrangements” has the meaning set forth in Section 9.4(i).

“Ancillary Documents” has the meaning set forth in Section 3.3.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Dallas, Texas are open for the general transaction of business.

“Cap” means an amount equal to $241,713,834.

“Cash Consideration” has the meaning set forth in Section 2.1(b).

“Chancery Court” has the meaning set forth in Section 10.15.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Working Capital” has the meaning set forth in Section 2.6(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 3.15(b).

“Company Certificate” has the meaning set forth in Section 2.3(a)(ii).

“Company Financial Statements” has the meaning set forth in Section 3.4.

“Company Group” means, collectively, the Company and each of its Subsidiaries.

“Company Leased Real Property” means all real property of which any member of the Company Group is a tenant pursuant to a Company Material Real Property Lease.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the financial condition, business, properties or results of operations of the Company, or (b) the ability of Contributors or the Company to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, occurrence, fact, condition or effect arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) any changes in the cost of products, supplies and materials purchased from third party suppliers (including any changes in fuel or commodity prices), (vi) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any failure to meet such internal or published projections, forecasts or revenue or earnings predictions, to the extent not otherwise excluded from the definition of “Company Material Adverse Effect”, shall not be disregarded and may be considered in determining whether a “Company Material Adverse Effect” has occurred), (vii) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (viii) any change that is generally applicable to the industries or markets in which the Company operates unless such change disproportionately affects (relative to other participants in the industry) the Company, (ix) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Acquiror or any public communication by Acquiror or any of its Affiliates regarding its plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners, dealers or employees of the Company) or (x) the taking of any action required by this Agreement and the other agreements contemplated hereby, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Company Material Contracts” has the meaning set forth in Section 3.6(a).

“Company Material Real Property Lease” means each lease listed on Schedule 1.1(b).

“Company Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company Group.

“Company Real Property” means Company Owned Real Property and Company Leased Real Property.

“Computershare” means Computershare Trust Company, N.A.

“Consideration” has the meaning set forth in Section 2.1(b).

“Contracts” means all contracts, leases, deeds, licenses, notes, commitments, undertakings, indentures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contributors” has the meaning set forth in the introductory paragraph to this Agreement.

“Contributor Fundamental Representations” has the meaning set forth in Section 9.4(a).

“Contributor Guarantees” has the meaning set forth in Section 6.7(a).

“Contributor Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Contributor Indemnitees” has the meaning set forth in Section 9.3.

“Contributor Taxes” means, without duplication, (a) all Taxes due and owing, by or with respect to, and all Taxes imposed on or incurred by or with respect to, each member of the Company Group or its assets or operations for any Pre-Closing Tax Period (determined in accordance with the definition of Pre-Closing Tax Period); (b) all Taxes of any affiliated, combined, consolidated, unitary or similar group of which any member of the Company Group (or any predecessor of such member) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local Law; (c) Taxes of any other Person for which any member of the Company Group is or has been liable as a transferee or successor, by Contract or otherwise, by reason of a transaction or a relationship occurring or existing prior to the Closing; and (d) any Transfer Taxes that Contributors are obligated to pay as set forth in Section 6.2(f).

“Controlled Group Liabilities” means any and all liabilities and obligations of a Person arising under ERISA, the provisions of the Code relating to or affecting Employee Benefit Plans or corresponding or similar provisions of any foreign Laws of a character that if unpaid or unperformed could result in the imposition of a Lien or encumbrance against the assets, or a liability or obligation, of another Person, including (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of COBRA or similar state Law or (e) under corresponding or similar provisions of any foreign Laws.

“Conversion Class A Units” has the meaning set forth in the recitals to this Agreement.

“Cut-Off Date” has the meaning set forth in Section 9.1.

“Dealer” means a Person who operates one or more facilities of the Company as a gasoline fueling and service station and/or convenience store with gasoline fueling operations.

“Deductible” means an amount equal to $9,668,553.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Direct Claim” has the meaning set forth in Section 9.5(c).

“Employee Benefit Plan” means each (i) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans or plans for directors, which are not subject to the provisions of ERISA) or (ii) personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, or other equity-based compensation arrangement, simple retirement account plan or arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retention plan or agreement, change in control plan or agreement, consulting agreement, employment agreement, or any other employee or service provider compensation or benefit plan, program, policy, practice or agreement that is not described in clause (i).

“Environmental Laws” means all federal, state and local Laws concerning pollution or protection of the environment, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, is, or was at any time that could result in any liability (whether actual, contingent or otherwise) to such first Person, treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ETP Holdco” has the meaning set forth in the introductory paragraph to this Agreement.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Class A Units” has the meaning set forth in the recitals to this Agreement.

“Final Adjustment Statement” has the meaning set forth in Section 2.6(c).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.6(c).

“Final Reconciliation Disputes” has the meaning set forth in Section 2.6(c).

“Financing” has the meaning set forth in Section 6.10(a).

“Financing Agreements” has the meaning set forth in Section 6.10(a).

“GAAP” means United States generally accepted accounting principles.

“General Partner” has the meaning set forth in the introductory paragraph to this Agreement.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority or power of any nature, including any arbitral tribunal.

“Guaranteed Obligations” has the meaning set forth in Section 10.19(a).

“Hazardous Substances” means (a) those substances, materials or wastes defined as “toxic”, “hazardous”, “acutely hazardous”, “pollutants”, “contaminants”, or otherwise regulated under Environmental Laws due to their dangerous or deleterious properties and characteristics; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) polychlorinated biphenyls, asbestos (and asbestos containing materials).

“HHI” has the meaning set forth in the introductory paragraph to this Agreement.

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Independent Auditor” means a nationally recognized independent auditor that is not the independent auditor for any Party or its respective Affiliates.

“Initial Reconciliation Disputes” has the meaning set forth in Section 2.6(b).

“Issue Price” means $43.99 per Acquiror Common Unit.

“Latest Acquiror Balance Sheet” means the consolidated balance sheet of Acquiror included in the most recently filed Form 10Q included among the Acquiror SEC Documents, as of the date of this Agreement.

“Latest Company Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means all Laws, statutes, ordinances, codes, regulations, rules and similar mandates of any Governmental Entity, including all applicable Orders.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), priority, charge, right of first refusal, deed of trust, option, proxy, voting trust, encroachment, easement, right-of-way, license to a third party, lease to a third party, or other right of others or restriction on transfer, or any agreement to give any of the foregoing.

“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees; provided, however, that, except as provided below, “Losses” shall in no event include any consequential damages or punitive, special, exemplary or indirect damages; provided, further, that any consequential damages or punitive, special, exemplary or indirect damages shall be deemed to be “Losses” solely to the extent such damages were actually awarded pursuant to a Third Party Claim.

“Material Company Permits” has the meaning set forth in Section 3.9.

“Net Working Capital” means an amount equal to (a) the total current assets of the Company Group, on a consolidated basis, minus (b) total current liabilities of the Company Group, on a consolidated basis, all as determined in accordance with GAAP as applied consistently with the Company Group’s past practices (including their preparation of the Company Financial Statements) and in each case calculated after settlement and exclusion of any intercompany items between any member of the Company Group; provided that “current assets”

shall not include any deferred Tax assets or any current assets attributable to any Person classified as a variable interest entity as to the Company Group under GAAP, and “current liabilities” shall not include any deferred Tax liabilities, any current liabilities attributable to any Person classified as a variable interest entity as to the Company Group under GAAP or any liabilities recorded under GAAP that are attributable to any capital lease or operating lease.

“Order” means any judgment, order, decision, writ, injunction, ruling, award or decree of, or any settlement under the jurisdiction of, any Governmental Entity.

“Parties” and “Party” has the meaning set forth in the introductory paragraph to this Agreement.

“Per Claim Deductible” means $100,000.

“Per Diem Taxes” means the real, personal and intangible property Taxes and any other Taxes of the Company for any Pre-Closing Tax Period that are levied on a per diem basis.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Company’s present uses or occupancy of such real property, (iv) Liens granted to any lender at the Closing in connection with any financing by Acquiror of the transactions contemplated hereby, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company or any violation of which would not have had or reasonably be expected to have a Company Material Adverse Effect, (vi) matters that would be disclosed by an accurate survey or inspection of the real property, (vii) Liens described on Schedule 1.1(c) and (viii) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being leased or licensed, which has been disclosed to Acquiror. Notwithstanding the foregoing, no Lien or encumbrance arising under or with respect to an Employee Benefit Plan shall be a Permitted Lien.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on but excluding the Closing Date. For purposes of this Agreement, in the case of any taxable year or period of the Company which includes the Closing Date (but does not end on that day), (i) Per Diem Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period, and (ii) Taxes (other than Per Diem Taxes) of the Company for the Pre-Closing Tax Period shall be computed as if such taxable year or period (and the taxable year or period of any entity taxable as a partnership in which the Company owns a direct or indirect interest) ended as of the open of business on the Closing Date.

“Pre-Closing Tax Refund” means (i) any refund of Taxes for a taxable period ending on or before the Closing Date received by the Company after the Closing Date and (ii) the amount of any refund of Taxes that would have been received by the Company had any taxable period that includes but does not end on the Closing Date ended on the Closing Date.

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Entity or other Person.

“PropCo” has the meaning set forth in the recitals to this Agreement.

“Resolution Period” has the meaning set forth in Section 2.6(c).

“Schedules” has the meaning set forth in Section 6.8(b).

“SEC” has the meaning set forth in Section 5.5(a).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SHC Common Units” has the meaning set forth in the recitals to this Agreement.

“SHC Subordinated Units” has the meaning set forth in the recitals to this Agreement.

“SPOC” means Susser Petroleum Operating Company LLC, a Delaware limited liability company.

“Straddle Periods” has the meaning set forth in Section 6.2(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. References in this Agreement to Subsidiaries of the Company prior to the Closing shall not include the Acquiror Group.

“SUN Class A Interests” has the meaning set forth in the recitals to this Agreement.

“SUN Interests” has the meaning set forth in the recitals to this Agreement.

“Target Net Working Capital” means the amount of Net Working Capital set forth on Schedule 1.1(d).

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the collection or administration of such Tax for such entity.

“Tax Proceeding” has the meaning set forth in Section 6.2(d).

“Tax Return” has the meaning set forth in Section 3.11(a).

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Transfer Taxes” has the meaning set forth in Section 6.2(f).

“Unit Consideration” has the meaning set forth in Section 2.1(b).

“Update” has the meaning set forth in Section 6.8(b).

ARTICLE 2

THE TRANSACTIONS

Section 2.1 Modification of SUN Interests; Contribution of the Acquired Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the following actions shall occur in the following order:

(i) The Acquiror Partnership Agreement Amendment shall be adopted and become effective;

(ii) The Company shall cause Stripes LLC to transfer, assign and convey to Acquiror the SHC Common Units and in exchange therefore, Acquiror shall issue the Exchange Class A Units to Stripes LLC, and the SHC Common Units shall be cancelled and have no further force and effect;

(iii) the SHC Subordinated Units shall automatically be converted into the Conversion Class A Units; and

(iv) Contributors shall contribute, transfer, assign and convey to Acquiror the Acquired Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws), in exchange for the Consideration. Immediately thereafter, Acquiror shall contribute, transfer, assign and convey to SPOC the Acquired Interests. Immediately thereafter, Acquiror shall cause SPOC to contribute, transfer, assign and convey to PropCo the Acquired Interests.

(b) The consideration to be delivered by Acquiror to HHI and ETP Holdco in exchange for the contribution of the Acquired Interests at the Closing shall be an aggregate amount equal to $1,933,710,671 (the “Consideration”), which amount shall be payable (i) $966,855,336 in cash, as adjusted pursuant to Section 2.5 (the “Cash Consideration”), and (ii) by the issuance by Acquiror of 21,978,980 Acquiror Class B Units (the “Class B Unit Consideration”), valued at the Issue Price. In addition, Acquiror shall issue to HHI and ETP Holdco 10,939,436 Acquiror Subordinated Units and 79,308 Acquiror Common Units (together with the Class B Unit Consideration, the “Unit Consideration”). The Cash Consideration and the Unit Consideration shall be allocated between the Contributors as set forth on Schedule 2.1(b). The Unit Consideration shall be issued to Contributors free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws and other than as provided in the Acquiror Partnership Agreement, as further amended by the Acquiror Partnership Agreement Amendment).

(c) The Parties shall cooperate to cause (i) Computershare to reflect the cancellation of the SUN Interests and (ii) the General Partner to reflect the issuance of the SUN Class A Interests on the books and records of Acquiror.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Houston time, on the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction thereof) (the “Closing Date”) at the offices of Akin Gump Strauss Hauer & Feld, LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, unless another time, date or place is agreed to in writing by Acquiror and Contributors. In lieu of a physical Closing, the Parties agree that all requisite Closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes.

Section 2.3 Deliveries at the Closing.

(a) Deliveries by Contributors. At the Closing, Contributors shall deliver or cause to be delivered, each of the following:

(i) to Acquiror, stock certificates representing the Acquired Interests and accompanying stock powers duly executed by Contributors effecting the transfer to Acquiror of ownership of all of the Acquired Interests;

(ii) to Acquiror, a certificate of an authorized officer of the Company and each Contributor, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied by the Company and Contributors (the “Company Certificate”);

(iii) to Acquiror, a certified copy of the resolutions of the Company’s and each Contributor’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iv) to Acquiror, a certified copy of the resolutions adopted by each of the board of directors and the conflicts committee of the board of directors of the general partner of Contributor Guarantor authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby;

(v) to Acquiror, a certificate that meets the requirements of Treasury Regulation Section 1.1445-2(b)(4) stating that each Contributor is not a foreign person as defined in said Section 1445 and applicable regulations thereunder;

(vi) to Acquiror, a certificate of good standing of the Company as of a recent date certified by the Secretary of State of the State of Delaware; and

(vii) to Acquiror and/or Computershare, as applicable, the SUN Interests and documentation reasonably necessary for the SUN Class A Interests to be recorded on the books and records of Acquiror.

(viii) To Acquiror, documentation reasonably satisfactory to Acquiror evidencing the cancellation of the notes payable set forth on Schedule 2.3(a).

(b) Deliveries by Acquiror. At the Closing, Acquiror shall deliver or cause to be delivered, each of the following:

(i) to Contributors, the Unit Consideration as specified in Schedule 2.1(b), in book entry form or certificated form, as determined by Acquiror, together with any reasonably requested evidence of issuance thereof;

(ii) to Contributors, the Cash Consideration as specified in Schedule 2.1(b), by wire transfer of immediately available funds to an account or accounts specified by each such Contributor no later than one (1) Business Day prior to the Closing Date;

(iii) to Contributors, (a) stock powers duly executed by Acquiror effecting the transfer from Acquiror to SPOC of ownership of all of the Acquired Interests and (b) stock powers duly executed by SPOC effecting the transfer from SPOC to PropCo of ownership of all of the Acquired Interests;

(iv) to Contributors, a certificate of an authorized officer of Acquiror, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b), Section 7.3(c) and Section 7.3(d) have been satisfied by Acquiror (the “Acquiror Certificate”);

(v) to Contributors, a certified copy of the resolutions of (a) the Special Committee recommending approval by the board of directors of the General Partner of the Agreement and the consummation of the transactions contemplated hereby; and (b) the board of directors of the General Partner approving and authorizing the execution and delivery of the Agreement and the Acquiror Partnership Agreement Amendment and the consummation of the transactions contemplated hereby;

(vi) to Contributors, the Acquiror Partnership Agreement Amendment, which shall have been duly executed by the General Partner; and

(vii) to the Company and/or Computershare, as applicable (with a copy to Contributors), the SUN Class A Interests and documentation reasonably necessary for the SUN Class A Interests to be recorded on the books and records of Acquiror.

Section 2.4 Tax Treatment of Consideration. The Parties intend, solely for U.S. federal income Tax purposes, that (a) ETP Holdco will contribute a portion of the Acquired Interests to Acquiror in exchange for the portion of the Unit Consideration set forth opposite the name of ETP Holdco on Schedule 2.1(b) in a transaction consistent with the requirements of Section 721(a) of the Code, (b) HHI will contribute a portion of the Acquired Interests to Acquiror in exchange for (i) the portion of the Unit Consideration set forth opposite the name of HHI on Schedule 2.1(b) in a transaction consistent with the requirements of Section 721(a) of the Code, and (ii) the reimbursement of HHI’s preformation capital expenditures with respect to the Acquired Interests within the meaning of Treas. Reg. 1.707-4(d) to the extent applicable, and (c) HHI will sell a portion of the Acquired Interests to Acquiror in exchange for the Cash Consideration (other than Cash Consideration equal to the amount of preformation capital expenditures described in Section 2.3(b)(ii)). The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 2.4 and agree to file all Tax Returns in a manner consistent with such treatment except as otherwise required by applicable Law.

Section 2.5 Closing Payment Estimates. At least two (2) Business Days prior to the Closing Date, Contributors shall prepare and deliver or cause to be prepared and delivered to Acquiror a statement containing the Contributors’ good faith calculation of the Net Working Capital as of the Closing Date for the Company, based on the Company Financial Statements and consistent with the methodology for the Company set forth on Schedule 2.5 (collectively, the “Estimated Closing Net Working Capital”). Contributors’ calculation of the Estimated Closing Net Working Capital shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial

Statements and consistent with the methodology for the Company Group set forth on Schedule 2.5. If the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, the Cash Consideration shall be increased by the amount of such excess. If the Estimated Closing Net Working Capital is less than the Target Net Working Capital, then the Cash Consideration shall be decreased by the amount of such deficit.

Section 2.6 Post-Closing Payment Reconciliation.

(a) Prior to or on the date that is ninety (90) days after the Closing Date, Acquiror shall prepare and deliver or cause to be prepared and delivered to Contributors a statement (the “Adjustment Statement”) that shall set forth Acquiror’s good faith calculation of the Net Working Capital as of the Closing Date for the Company Group, based on the Company Financial Statements and consistent with the methodology for the Company Group set forth on Schedule 2.5 (collectively, the “Closing Net Working Capital”). Acquiror’s calculation of the Closing Net Working Capital shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial Statements and consistent with the methodology for the Company Group set forth on Schedule 2.5.

(b) After receipt of the Adjustment Statement, Contributors shall have thirty (30) days to review the factual basis, mathematical calculations and accounting methods used therein. On or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, Contributors shall deliver written notice to Acquiror specifying any disputed items (the “Initial Reconciliation Disputes”) and the basis therefor and amount thereof. If Contributors fail to notify Acquiror of any Initial Reconciliation Disputes on or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, then all calculations and valuations of the Closing Net Working Capital set forth on the Adjustment Statement shall be deemed accepted by Contributors and shall be final, binding, conclusive and non-appealable for all purposes of this Agreement.

(c) If Contributors notifies Acquiror of any Initial Reconciliation Disputes in accordance with Section 2.6(b), then Acquiror and Contributors shall, over the fifteen (15) days following the date of such notice (the “Resolution Period”), attempt in good faith to resolve the Initial Reconciliation Disputes, and any written resolution by them as to any disputed item shall be final, binding, conclusive and non-appealable for all purposes of this Agreement. If, at the conclusion of the Resolution Period, Acquiror and Contributors have not reached an agreement on all disputed items, then all Initial Reconciliation Disputes then remaining in dispute (the “Final Reconciliation Disputes”) shall be submitted by Acquiror and Contributors to an Independent Auditor upon which Acquiror and Contributors shall reasonably agree prior to expiration of the Resolution Period. All fees and expenses relating to the work, if any, to be performed by such Independent Auditor pursuant to this Section 2.6 shall be borne by Contributors, on the one hand, and by Acquiror, on the other hand, based upon the percentage that the amount ultimately awarded or not awarded, as applicable, to such Party by such Independent Auditor bears to the amount actually contested by such Party in the Final Reconciliation Disputes. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any Final Reconciliation Disputes hereunder before such Independent Auditor shall be borne by the Party incurring such cost and expense. With respect to each disputed line item of the Closing Net Working Capital, such Independent Auditor’s final determination, if not in accordance with the position of either Contributors, on the one hand, or Acquiror, on the other hand, will not be in excess of the higher, nor less than the lower, of the amounts advocated by Acquiror in its calculation of the Closing Net Working Capital or the corresponding amounts claimed by Contributors in the initial notice of any Initial Reconciliation Disputes delivered by Contributors pursuant to Section 2.6(b). For the avoidance of doubt, the Independent Auditor shall not review any line item or make any determination with respect to any matter other than the Final Reconciliation Disputes. The Parties shall instruct the Independent Auditor to render its reasoned written decision, acting as an expert and not as an arbitrator, as soon as practicable but in no event later than sixty (60) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period). Such decision shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Company Financial Statements and consistent with the methodology for the Company Group set forth on Section 2.6 shall be set forth in a written statement delivered to Acquiror and Contributors and shall be final, binding, conclusive and non-appealable for all purposes hereunder. Notwithstanding anything else contained herein, no Party may assert that any award issued by the Independent Auditor is unenforceable because it has not been timely rendered. The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement setting forth the final determination of the Closing Net Working Capital (the “Final Closing Net Working Capital”) and resulting from (i) agreement by Acquiror and Contributors during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.6(b) and/or (iii) the determination by an Independent Auditor in accordance with this Section 2.6(c).

(d) If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then Acquiror shall pay to Contributors an amount equal to such excess in the manner set forth in Section 2.6(f). Conversely, if the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then Contributors shall pay to Acquiror an amount equal to such difference in the manner set forth in Section 2.6(f).

(e) For purposes of calculating Closing Net Working Capital and without limiting the provisions of Section 2.6(a) and the generality of Section 6.3, during the period of any dispute contemplated in this Section 2.6, Acquiror shall, and shall cause its Affiliates to, provide Contributors with reasonable access to the relevant books and records, facilities and employees, and their accountants’ work papers, schedules and other supporting data, all during normal business hours as may be reasonably requested by Contributors.

(f) Any payment required pursuant to Section 2.6(d) shall be made by wire transfer of immediately available funds, in United States dollars, to the account or accounts designated by Acquiror or Contributors, as the case may be, within five (5) Business Days after the Final Adjustment Statement is finally determined by (i) agreement by Acquiror and Contributors during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.6(b) or (iii) the determination by an Independent Auditor in accordance with Section 2.6(c).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Each Contributor, jointly and severally, represents and warrants to Acquiror, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Each member of the Company Group is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, formation or organization, as applicable, and has all requisite corporate, partnership, limited liability company or other applicable power and authority to own, lease and operate its properties and to carry on its businesses as presently, and as it has been since December 31, 2014, conducted. The Company has made available to Acquiror copies of the Company’s Governing Documents in effect as of the date of this Agreement.

(b) Each member of the Company Group is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Contributors have made available true and correct copies of the respective Governing Documents of each member of the Company Group. There is no pending, or to the knowledge of the Contributors, threatened action for the dissolution, liquidation or insolvency of any member of the Company Group.

Section 3.2 Capitalization of the Company, Subsidiaries.

(a) The Acquired Interests comprise all of the Company’s shares of capital stock that are issued and outstanding, the Acquired Interests have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights, and no holder of Acquired Interests has any obligation to make capital contributions to the Company by virtue of its ownership of such Acquired Interests. Schedule 3.2(a) accurately and completely sets forth the capital structure of the Company, including the number of shares of capital stock or other equity interests that are authorized and which are issued and outstanding. There are no outstanding (i) other equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company, (iii) Contracts defining the rights of security holders of the Company or any Contract relating to the voting of any membership interests or other ownership interests of the Company, other than pursuant to its Governing Documents, or (iv) options, subscriptions, warrants, conversion rights or Contracts of any kind outstanding or other rights to acquire from the Company or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company. At the Closing, Contributors will deliver to Acquiror the Acquired Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws), and no Person has any right to acquire any other equity securities of the Company or the right to payment in respect of the value of any equity security of the Company.

(b) Except as set forth on Schedule 3.2(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable for, at any time, any equity interest or similar interest in, any Person. The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company set forth on Schedule 3.2(b), free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid (to the extent required by the Governing Documents of the applicable Person) and nonassessable (except in the case of any Subsidiary that is a Delaware limited liability company, as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act).

Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) to which the Company is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which the Company is a party will be) duly authorized by all necessary corporate action on the part of the Company and no other proceeding on the part of the Company is necessary to authorize this Agreement and the Ancillary Documents to which the Company is a party or to consummate the transactions contemplated hereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is a party will be) duly and validly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by Acquiror), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4 Financial Statements.

(a) Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Company Financial Statements”): (i) the audited consolidated balance sheet of the Company as of December 31, 2014, December 31, 2013 and December 31, 2012, and the related audited consolidated statements of income and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2015 (the “Latest Company Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the three-month period then ended.

(b) Except as set forth on Schedule 3.4(b), the Company Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and (ii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations for the periods then ended.

(c) Except (i) as set forth set forth on Schedule 3.4(c), (ii) as and to the extent set forth on the Latest Company Balance Sheet and (iii) for liabilities and obligations (w) under this Agreement, (x) incurred in the ordinary course of business consistent with past practice since the date of the Latest Company Balance Sheet, (y) that will be included in the calculation of Net Working Capital as of the Closing Date or (z) that will be paid at Closing, the Company does not have any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise) that is required by GAAP to be reflected or reserved against in a balance sheet of the Company (or in the notes thereto).

Section 3.5 Consents and Approvals; No Violations. No material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which any member of the Company Group is a party or the consummation by any member of the Company Group of the transactions contemplated hereby. Neither the execution, delivery or performance by any member of the Company Group of this Agreement or the Ancillary Documents to which any member of the Company Group is a party nor the consummation by any member of the Company Group of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any member of the Company Group’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Contract, Company Material Real Property Lease or Material Company Permit, (c) violate any Law applicable to any member of the Company Group or Order of any Governmental Entity having jurisdiction over any member of the Company Group or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any member of the Company Group, except in the case of clauses (b) through (c) above for those items which, individually or in the aggregate, would not have (or be reasonably expected to have) a Company Material Adverse Effect.

Section 3.6 Company Material Contracts.

(a) Except as set forth on Schedule 3.6(a) (all Contracts listed on Schedule 3.6(a) together with any other Contracts entered into in the ordinary course of business involving payments or receipts in excess of $3,000,000, collectively, the “Company Material Contracts”) and except for this Agreement and except for any Company Material Real Property Lease, none of the members of the Company Group is a party to or bound by, nor are any of their respective properties or assets bound by, any:

(i) Contract that provides non-compete arrangements with any individual or employee;

(ii) Contract under which any member of the Company Group is a lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $3,000,000;

(iii) Contract under which any member of the Company Group is a lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by any member of the Company Group, except for any Contract under which the annual rental payments do not exceed $3,000,000;

(iv) partnership agreements and joint venture agreements relating to any member of the Company Group;

(v) Contract of indemnification or guaranty of any obligation for borrowed money or other material guaranty of any Person, including between any member of the Company Group and any of their respective officers, directors or employees, in each case, other than any such agreements or guarantees that are entered into in the ordinary course of business;

(vi) Contract prohibiting any member of the Company Group from freely engaging in any material business, including restrictions on any member of the Company Group’s ability to compete;

(vii) collective bargaining agreement;

(viii) Contract or group of related Contracts with the same party for the purchase of product, services, marketing or advertising, involving payments in excess of $3,000,000, except for agreements entered into in the ordinary course of business;

(ix) Contract or group of related Contracts with the same party for the sale of products, services, marketing or advertising, under which the undelivered balance of such products or services has a sales price in excess of $3,000,000, except for agreements entered into in the ordinary course of business;

(x) Contract evidencing or relating to any obligations of any member of the Company Group with respect to the issuance, sale, repurchase or redemption of any equity securities;

(xi) Contract defining the rights of security holders or any Contract relating to the voting of any shares of capital stock or other ownership interests of any member of the Company Group;

(xii) Contract pursuant to which any Affiliate of any member of the Company Group has given any guaranty of payment or performance in favor of any member of the Company Group or provided any other credit support for the benefit of any member of the Company Group;

(xiii) Contract with any Affiliate of any member of the Company Group;

(xiv) Contract that relates to the disposition or acquisition of assets or properties by any member of the Company Group outside of the ordinary course of business, or any merger or business combination with respect to any member of the Company Group, in each case, since January 1, 2014;

(xv) other Contract that involves the expenditure, payment or receipt of more than $3,000,000 in the aggregate and is not terminable by any member of the Company Group party thereto without penalty on notice of 90 days or less, except for agreements entered into in the ordinary course of business; or

(xvi) Contract that would be required to be filed by the Company in a Form 10-K filing pursuant to Item 601(b)(10) of Regulation S-K.

(b) Except as set forth on Schedule 3.6(b), each Company Material Contract is valid and binding on the member of the Company Group party thereto and enforceable in accordance with its terms against the member of the Company Group party thereto and, to the knowledge of Contributors, each other party thereto (subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.6(b), (i) since August 29, 2014, no member of the Company Group has received written notice of any default under any Company Material Contract and (ii) from January 1, 2014 to and including August 28, 2014, to Contributors’ knowledge, no member of the Company Group received written notice of any default under any Company Material Contract, in each case, which has not been cured. No member of the Company Group is in breach or violation of or default under any Company Material Contract, and, to such Contributor’s knowledge, no other party to any Company Material Contract is in breach or violation of or default under any such Contract. There does not exist any event which (with or without notice, passage of time, or both) would constitute a breach, violation of or default under any Company Material Contract (i) by the member of the Company Group party thereto or (ii) to such Contributor’s knowledge, by any counterparty thereto, in each case, which breach, violation or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, since the date of the Latest Company Balance Sheet, (i) there has not been any Company Material Adverse Effect and (ii) the business of the Company Group has been conducted in the ordinary course substantially consistent with past practices. Since the date of the Latest Company Balance Sheet, no member of the Company Group has:

(a) suffered any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

(b) revalued any of their respective assets, including writing off notes or accounts receivable other than in the ordinary course of business in amounts that are not, individually or in the aggregate, material to the business of the Company Group, taken as a whole;

(c) made any capital expenditures or commitments therefor involving amounts that exceed $3,000,000 in the aggregate, except for capital expenditures (A) incurred in the ordinary course of business or (B) relating to the completion of those projects in progress set forth on Schedule 3.7(c);

(d) sold, leased, licensed, mortgaged, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business;

(e) suffered any extraordinary losses or canceled, waived, compromised or released any rights or claims involving amounts that exceed $3,000,000 in the aggregate;

(f) made any investment in or loan to any Person, or acquired any business or Person, by merger or consolidation, purchase or sale of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(g) issued, sold or otherwise permitted to become outstanding any capital stock, membership interests or other equity interests, or split, combined, reclassified, repurchased or redeemed any shares of its capital stock, membership interests, or other equity interests;

(h) materially modified, changed or terminated any Company Material Contract;

(i) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(j) changed its accounting principles, practices or methods except as required or permitted by Law or GAAP; or

(k) authorized, agreed, resolved or committed to any of the foregoing.

Section 3.8 Litigation. Except as set forth on Schedule 3.8, there is no Proceeding pending or, to such Contributor’s knowledge, threatened or under investigation against or affecting any member of the Company Group, any of their respective properties, assets or business, or, to such Contributor’s knowledge, any of their respective current or former officers or directors, in their capacity as such, before any Governmental Entity, to the extent that such Proceedings would exceed $500,000, individually, or $3,000,000 in the aggregate. Except as set forth on Schedule 3.8, no member of the Company Group, nor any of their respective properties, assets or business, or, to such Contributor’s knowledge, any of their respective current or former officers or directors, in their capacity as such, is subject to any outstanding Order.

Section 3.9 Compliance with Applicable Law. Except as set forth on Schedule 3.9, each member of the Company Group holds all material permits, licenses, approvals, certificates and other authorizations of and from all, and has made all declarations and filings with, Governmental Entities necessary for the lawful conduct of its business as presently conducted or ownership of its properties or assets (the “Material Company Permits”). Each member of the Company Group is in material compliance with all such Material Company Permits. All such Material Company Permits are valid and in full force and effect in all material respects. Each member of the Company Group is not in and since August 29, 2014 has not been in, and during the period from January 1, 2014 to and including August 28, 2014, to Contributors’ knowledge was not in, default or violation of any term, condition or provision of any such Material Company Permit applicable to it. There is no pending or, to such Contributor’s knowledge, threatened Proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such Material Company Permit. The business of the Company Group is operated in material compliance with all applicable Laws and Orders that are material to the operation of the Company Group’s business. To such Contributors’ knowledge, no member of the Company Group is under investigation with respect to any violation of any Laws or Orders that are material to the operation of its business. Since August 29, 2014, no member of the Company Group has received written notice of or, to such Contributors’ knowledge, been threatened to be charged with any violation of any applicable Laws and Orders that are material to the operation of the business of the Company Group. To Contributors’ knowledge, during the period from January 1, 2014 to and including August 28, 2014, no member of the Company Group received written notice of or was threatened to be charged with any violation of any applicable Laws and Orders that are material to the operation of the business of the Company Group. This Section 3.9 does not relate to environmental matters (which is the subject of Section 3.10), Tax matters (which is the subject of Section 3.11) or employee or employee benefit plan matters (which are the subject of Section 3.15).

Section 3.10 Environmental Matters.

(a) Except as set forth on Schedule 3.10:

(i) The Company Owned Real Property and the Company Leased Real Property and the operations conducted thereon by the applicable member of the Company Group are in material compliance with all applicable Environmental Laws.

(ii) Without limiting the generality of the foregoing, each member of the Company Group holds and is in material compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for their respective operations as currently conducted. All such permits are in full force and effect in all material respects.

(iii) No member of the Company Group has received any currently unresolved written notice of any violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Laws.

(iv) To such Contributor’s knowledge, there has been no release of any Hazardous Substance into the environment, on any of the Company Owned Real Property or Company Leased Real Property or that has migrated from any of the Company Owned Real Property or Company Leased Real Property other than releases that are not required to be reported to a Governmental Entity or any release for which any member of the Company Group has received a no further action letter or similar clearance from the appropriate Governmental Entity.

(b) Schedule 3.10 contains a schedule of any and all pending or, to such Contributor’s knowledge, threatened Proceedings against any member of the Company Group relating to the release of any hazardous substance, pollutant, contaminant or petroleum product into the environment or Laws designed to protect the environment, including claims for personal injury, property damage, natural resource damages, and cost recovery or contribution for costs to investigate or remediate any contamination attributable, in whole or in part, to contamination on any of the Company Owned Real Property or Company Leased Real Property or that has migrated from any of the Company Owned Real Property or Company Leased Real Property.

(c) Schedule 3.10 contains a schedule of (i) any and all currently unresolved written violations or notices of violation of any covenant relating to Environmental Law received by any member of the Company Group since August 29, 2014 and (ii) any and all currently unresolved violations or notices of violation of any covenant relating to Environmental Law received, to Contributors’ knowledge, by any member of the Company Group during the period from January 1, 2014 to and including August 28, 2014: (A) by any landlord related to any Company Leased Real Property, (B) by any owner related to any Company Owned Real Property, or (C) from the beneficiary of any deed restriction or other restriction in connection with any Company Owned Real Property or Company Leased Real Property.

(d) Schedule 3.10 contains a list of all material insurance, indemnities, covenants, fixed-price remediation contracts, remediation agreements, state tank funds, escrows and other funds available with respect to remediation of any Company Owned Real Property or Company Leased Real Property under Environmental Laws for which any member of the Company Group has liability or potential liability.

(e) This Section 3.10 and the related bring-down of such representation in the Company Certificate contain the sole and exclusive representations and warranties of such Contributor with respect to environmental matters, including any matters arising under Environmental Laws. The disclosures in Schedule 3.10 contain the sole and exclusive exceptions to the representations and warranties made in this Section 3.10.

Section 3.11 Tax Matters. Except as set forth on Schedule 3.11:

(a) All material tax returns, information returns, statements, forms, filings and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed by or with respect to any member of the Company Group, any assets of the Company Group or the operations of the Company Group have been filed with the appropriate domestic federal, state, local or foreign Taxing Authorities and each such Tax Return is true, correct and complete in all material respects. All material Taxes owed or payable by any member of the Company Group or Contributors or any of their Affiliates with respect to the Company, the assets of the Company Group or operations of the Company Group that are or have become due have been timely paid in full.

(b) Each member of the Company Group has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, in all material respects, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper governmental body all amounts required.

(c) There are no Liens (other than Liens for current period Taxes that are not yet due and payable) on any asset owned by the Company Group or the Acquired Interests that are attributable to any Tax liability or payment obligation.

(d) No member of the Company Group has liability as a transferee for any Taxes for a Pre-Closing Tax Period that are payable by a Contributor.

(e) None of the Contributors with respect to the business activities of the Company nor any member of the Company Group is currently the subject of a Tax audit or examination.

(f) None of the Contributors with respect to the business activities of the Company nor any member of the Company Group has waived any statute of limitations in respect of Taxes with respect to any member of the Company Group, or has otherwise consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority with respect to any member of the Company Group.

(g) None of the Contributors with respect to the business activities of the Company nor any member of the Company Group has received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(h) The Company currently is, and has been since its inception, classified as a “corporation” for federal income tax purposes.

(i) No written claim has been received by any member of the Company Group from any Taxing Authority in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group (or a Contributor with respect to the business activities of the Company, as applicable) is or may be subject to taxation by that jurisdiction.

(j) No member of the Company Group has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) or similar provision of state, local or foreign Law.

(k) No member of the Company Group is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements with any Person (other than an agreement or arrangement that is not principally Tax motivated, such as a purchase and sale contract that includes a tax indemnity).

(l) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any member of the Company Group.

The disclosures in Schedule 3.11 contain the sole and exclusive exceptions to the representations and warranties made in this Section 3.11.

Section 3.12 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any member of the Company Group.

Section 3.13 Title to Properties and Assets. Except as to matters that would not reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has title to or rights or interests in its real property and personal property, free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

Section 3.14 Transactions with Affiliates. Schedule 3.14 sets forth all Contracts between any member of the Company Group, on the one hand, and Affiliates of any member of the Company Group (other than any employee of any member of the Company Group who is not an officer of any member of the Company Group), on the other hand. Except as disclosed in Schedule 3.14 and to such Contributor’s knowledge, no member of the Company Group nor their respective Affiliates, directors, officers or employees (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any member of the Company Group) which is a material client, supplier, Dealer, customer, lessor, lessee or competitor of any member of the Company Group or (b) owns any property right, tangible or intangible, which is used by any member of the Company Group in the conduct of its business. Ownership of five (5) percent or less of any class of securities of a company or other entity whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 3.14.

Section 3.15 Employees and Employee Benefit Plans.

(a) The Company does not and has not sponsored or contributed to, is required to contribute to, is a participating employer in or has any liability with respect to any Employee Benefit Plan.

(b) Schedule 3.15(b) sets forth a true and complete list of each Employee Benefit Plan that is currently sponsored, maintained, contributed to by or required to be contributed to by any member of the Company Group (each such plan, a “Company Benefit Plan”).

(c) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of the Company Group to severance pay or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company Group to merge, amend or terminate any Company Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Benefit Plan; or (v) result in the forgiveness of any indebtedness of any current or former director, officer, employee, contractor or consultant.

(d) No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company Group does not have any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(e) Each member of the Company Group is in compliance in all material respects with applicable Law respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

Section 3.16 Company Assets. Since August 29, 2014, the assets of the Company Group have been, and during the period from January 1, 2014 to and including August 29, 2014, to the Contributors’ knowledge, the assets of the Company Group were, maintained and repaired in all material respects in the same manner as a prudent operator would maintain and repair such assets and have been, and during the period from January 1, 2014 to and including August 29, 2014, to the Contributors’ knowledge, the assets of the Company Group were, used by the Company Group in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear. The Company’s assets are adequate to conduct the business of the Company as of the Closing in all material respects substantially in accordance with past practices.

Section 3.17 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY CONTRIBUTORS IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT AND THE COMPANY CERTIFICATE, THE ACQUIRED INTERESTS AND THE ASSETS OF THE COMPANY ARE BEING ACQUIRED ON AN AS-IS, WHERE-IS BASIS AND NEITHER CONTRIBUTOR MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE COMPANY AND ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

Each Contributor hereby represents and warrants to Acquiror, jointly and severally, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification.

(a) Such Contributor is a corporation, duly organized and validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its businesses as presently, and as it has been since December 31, 2014, conducted. Such Contributor has made available to Acquiror copies of its Governing Documents in effect as of the date of this Agreement.

(b) Such Contributor is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.2 Authority. Such Contributor has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Contributor is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which such Contributor is a party and the consummation of the transactions contemplated hereby have been (and such Ancillary Documents to which such Contributor is a party will be) duly authorized by all necessary corporate action on the part of such Contributor and no other proceeding (including by its stockholders) on the part of such Contributor is necessary to authorize this Agreement and the Ancillary Documents to which such Contributor is a party or to consummate the transactions contemplated hereby. No vote of such Contributor’s equityholders is required to approve this Agreement or for Contributor to consummate the transactions contemplated hereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Contributor is a party will be) duly and validly executed and delivered by such Contributor and constitute a valid, legal and binding agreement of such Contributor (assuming this Agreement has been and the Ancillary Documents to which such Contributor is a party will be duly and validly authorized, executed and delivered by the other parties thereto), enforceable against such Contributor in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. No material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Contributor of this Agreement or the Ancillary Documents to which such Contributor is a party or the consummation by Contributors of the transactions contemplated hereby, except for those the failure of which to obtain or make would not have a material adverse effect on such Contributor’s ownership of the Acquired Interests, or otherwise prevent or materially delay the Closing. Neither the execution, delivery and performance by such Contributor of this Agreement or the Ancillary Documents to which such Contributor is a party nor the consummation by such Contributor of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of such Contributor’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which such Contributor is a party or (c) violate any Order of any Governmental Entity having jurisdiction over such Contributor, which in the case of any of clauses (b) through (c) above, would have a material adverse effect on such Contributor’s ownership of the Acquired Interests, or otherwise prevent or materially delay the Closing.

Section 4.4 Title to the Acquired Interests. Such Contributor owns of record and beneficially 66 shares of common stock of the Company, in the case of HHI, and 34 shares of common stock of the Company, in the case of ETP Holdco, and such Contributor has good and marketable title to the Acquired Interests owned by such Contributor, free and clear of all Liens.

Section 4.5 Litigation. There is no Proceeding pending or, to such Contributor’s knowledge, threatened against such Contributor before any Governmental Entity which would have a material adverse effect on such Contributor’s ownership of the Acquired Interests, or otherwise prevent or materially delay the Closing or otherwise prevent such Contributor from complying with the terms and provisions of this Agreement. Such Contributor is not subject to any outstanding Order that would have a material adverse effect on such Contributor’s ownership of the Acquired Interests, or otherwise prevent or materially delay the Closing.

Section 4.6 Brokers. No broker, finder, financial advisor or investment banker, other than Tudor, Pickering, Holt & Co., is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Contributor.

Section 4.7 Investigation; No Other Representations.

(a) Such Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Unit Consideration and is capable of bearing the economic risk of such investment. Such Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Such Contributor is acquiring the Unit Consideration for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Unit Consideration. Such Contributor is not a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Unit Consideration in violation of applicable Law. Such Contributor acknowledges and understands that (i) the acquisition of the Unit Consideration has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Unit Consideration will, upon the issuance by Acquiror, be characterized as “restricted securities” under state and federal securities Laws. Such Contributor agrees that the Unit Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

(b) Such Contributor (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Acquiror Group, and (ii) has been furnished with or given full access to such documents and information about the Acquiror Group and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Such Contributor has received all materials relating to the business of the Acquiror Group that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Acquiror herein or to otherwise evaluate the merits of the transactions contemplated hereby. Acquiror has answered to such Contributor’s satisfaction all inquiries that such Contributor and its representatives and advisors have made concerning the business of the Acquiror Group or otherwise relating to the transactions contemplated hereby.

(c) In entering into this Agreement, such Contributor has relied solely upon its own investigation and analysis and the representations and warranties of the Acquiror Parties expressly contained in Article 5 and the Acquiror Certificate and such Contributor acknowledges that, other than as set forth in this Agreement (as modified by the Schedules) and the certificates or other instruments delivered pursuant hereto, none of Acquiror, the members of the Acquiror Group or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to such Contributor or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement (other than, for the avoidance of doubt, as set forth in this Agreement) or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any member of the Acquiror Group heretofore or hereafter delivered to or made available to such Contributor or any of its respective agents, representatives, lenders or Affiliates. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of any member of the Acquiror Group or Acquiror (other than, for the avoidance of doubt, as set forth in this Agreement as modified by the Schedules), and are not and shall not be deemed to be relied upon by such Contributor in executing, delivering and performing this Agreement and the transactions contemplated hereby.

Section 4.8 Management Projections and Budget. The projections and budget set forth on Schedule 4.8 provided to Acquiror by Contributors as part of Acquiror’s review in connection with this Agreement were prepared by management of Contributors in good faith based on assumptions that they believe to be reasonable as of the date of this Agreement and are consistent with Contributors’ management’s expectations as of the date of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES

Acquiror hereby represents and warrants to Contributors as follows:

Section 5.1 Organization and Qualification.

(a) Acquiror is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and carry on its businesses as presently, and as it has been since December 31, 2014, conducted. Acquiror has made available to Contributors copies of its Governing Documents in effect as of the date of this Agreement.

(b) The General Partner is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite company power and authority to own, lease and operate its properties and carry on its businesses as presently, and as it has been since December 31, 2014, conducted. The General Partner has made available to Contributors copies of its Governing Documents in effect as of the date of this Agreement.

(c) Each member of the Acquiror Group is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have an Acquiror Material Adverse Effect

Section 5.2 Authority. Each Acquiror Party has the requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement, the Acquiror Partnership Agreement Amendment and the Ancillary Documents to which each Acquiror Party is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Acquiror Partnership Agreement Amendment and the Ancillary Documents to which any Acquiror Party is a party, the conversion of the SUN Interests into SUN Class A Interests, and the consummation of the transactions contemplated hereby and thereby have been (and the Ancillary Documents to which any Acquiror Party is a party and the Acquiror Partnership Agreement Amendment will be) duly authorized by all requisite limited partnership or limited liability company power or other organizational action on the part of such Acquiror Party and no further consent, approval or action is required by or from either Acquiror Party or any of their respective equityholders or creditors in connection with the transactions contemplated hereby and thereby, other than the execution and delivery of the Acquiror Partnership Agreement Amendment by the General Partner at the Closing. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which any Acquiror Party is a party and the Acquiror Partnership Agreement Amendment will be) duly and validly executed and delivered by the Acquiror Party party thereto and constitutes a valid, legal and binding agreement of such Acquiror Party (assuming this Agreement has been and the Ancillary Documents to which any Acquiror Party is a party will be duly and validly authorized, executed and delivered by Contributors, the Company and Contributor Guarantor, to the extent a party thereto), enforceable against the applicable Acquiror Parties in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3 Consents and Approvals; No Violations. Except for those that have been obtained or made prior to the date hereof, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by the Acquiror Parties of this Agreement, the Acquiror Partnership Agreement Amendment or the Ancillary Documents to which any Acquiror Party is a party or the consummation by the Acquiror Parties of the transactions contemplated hereby. Neither the execution, delivery and performance by the Acquiror Parties of this Agreement, the Acquiror Partnership Agreement Amendment or the Ancillary Documents to which any Acquiror Party is a party nor the consummation by the Acquiror Parties of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Acquiror Party’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease or other instrument to which any member of the Acquiror Group is a party, or (c) violate any Order of any Governmental Entity having jurisdiction over any member of the Acquiror Group or any of their respective properties or assets, which in the case of any of clauses (b) through (c) above, would have a Acquiror Material Adverse Effect.

Section 5.4 Valid Issuance; Listing.

(a) At Closing, the offer and sale of the Unit Consideration, the conversion of the SHC Subordinated Units into the Conversion Class A Units and the exchange of the SHC Common Units for the Exchange Class A Units will have been duly authorized by the Acquiror Parties pursuant to the Acquiror Partnership Agreement, as further amended by the Acquiror Partnership Agreement Amendment, and when issued and delivered to Contributors, in the case of the Unit Consideration, when converted into the Conversion Class A Units, in the case of the SHC Subordinated Units, and when exchanged for the Exchange Class A Units, in the case of the SHC Common Units, each in accordance with the terms of this Agreement and the Acquiror Partnership Agreement, as further amended by the Acquiror Partnership Agreement Amendment, the Unit Consideration and the SUN Class A Interests will be validly issued, fully paid (to the extent required by the Acquiror Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws and other than as provided in the Acquiror Partnership Agreement, as further amended by the Acquiror Partnership Agreement Amendment).

(b) The currently outstanding Acquiror Common Units are listed on the New York Stock Exchange, and Acquiror has not received any notice of delisting.

Section 5.5 Financial Statements.

(a) Acquiror has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Acquiror with the Securities and Exchange Commission (the “SEC”) since December 31, 2013 (such documents being collectively referred to as the “Acquiror SEC Documents”).

(b) Each Acquiror SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the financial statements of Acquiror included in the Acquiror SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Acquiror as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures as permitted by Form 10Q of the SEC.

Section 5.6 Absence of Changes. Except as set forth in any Acquiror SEC Document, since the date of the Latest Acquiror Balance Sheet, there has not been any Acquiror Material Adverse Effect.

Section 5.7 Litigation. Except as set forth on Schedule 5.7, there is no Proceeding pending or, to Acquiror’s knowledge, threatened or under investigation against or affecting any member of the Acquiror Group, any of their respective properties, assets or business, or, to Acquiror’s knowledge, any of their respective current or former officers or directors, in their capacity as such, before any Governmental Entity, to the extent that such Proceedings would exceed $500,000, individually, or $3,000,000 in the aggregate. Except as set forth on Schedule 5.7, no member of the Acquiror Group, nor any of their respective properties, assets or business, or, to Acquiror’s knowledge, any of their respective current or former officers or directors, in their capacity as such, is subject to any outstanding Order.

Section 5.8 Tax Matters. Since the date of its formation, Acquiror has been classified as a partnership for federal income tax purposes, and as of the Closing Date, 90% or more of Acquiror’s gross income is from “qualifying income” sources (as defined in Section 7704(d) of the Code).

Section 5.9 Brokers. No broker, finder, financial advisor or investment banker, other than Perella Weinberg Partners LP (which will be paid by Acquiror), is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of any member of the Acquiror Group or any of their respective Affiliates for which Contributors or the Company may become liable.

Section 5.10 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, no member of the Acquiror Group (excluding the Company after the Closing) will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.

Section 5.11 Investigation; No Other Representations.

(a) Acquiror and PropCo each has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Interests and is capable of bearing the economic risk of such investment. Acquiror and PropCo are each an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. PropCo is acquiring the Acquired Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Interests. Neither Acquiror nor PropCo is a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Acquired Interests in violation of applicable Law. Acquiror and PropCo acknowledge and understand that (i) the acceptance of the Acquired Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Acquired Interests will, upon their contribution by Contributors, be characterized as “restricted securities” under state and federal securities Laws. Acquiror and PropCo agree that the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

(b) Acquiror, on its behalf and on behalf of PropCo, (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, and (ii) has been furnished with or given full access to such documents and information about the Company and its respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Acquiror, on its behalf and on behalf of PropCo, has received all materials relating to the business of the Company that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company or Contributors herein or to otherwise evaluate the merits of the transactions contemplated hereby. Contributors and the Company have answered to Acquiror’s satisfaction all inquiries that Acquiror and its representatives and advisors have made on its behalf or on behalf of PropCo concerning the business of the Company or otherwise relating to the transactions contemplated hereby.

(c) In entering into this Agreement, Acquiror has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Contributors expressly contained in Article 3 and Article 4, respectively, and the Company Certificate and Acquiror acknowledges that, other than as set forth in this Agreement (as modified by the Schedules) and the certificates or other instruments delivered pursuant hereto, none of Contributors, the Company or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Acquiror or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement (other than, for the avoidance of doubt, as set forth in this Agreement) or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Acquiror or any of its respective agents, representatives, lenders or Affiliates. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of the Company or Contributors (other than, for the avoidance of doubt, as set forth in this Agreement as modified by the Schedules), and are not and shall not be deemed to be relied upon by Acquiror in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 8, the Company shall and Contributors shall cause the Company to, except as consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its goodwill and business organization and to preserve the present commercial relationships with key Persons with whom it does business (including customers, Dealers, suppliers, employees and others having material business dealings with it), (c) use commercially reasonable efforts to maintain its material assets and properties, (d) use commercially reasonable efforts to perform in all material respects and materially comply with the Company Material Contracts and materially comply with all applicable Laws and Orders and (e) not do any of the following:

(i) take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;

(ii) declare or pay a dividend on, or make any other distributions in respect of, its equity securities except Tax distributions by the Company to Contributors and other dividends declared and paid in a manner consistent with past practice;

(iii) issue, sell or deliver any capital stock, membership interests or other equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its capital stock, membership interests or other equity securities;

(iv) effect any recapitalization, reclassification, stock or unit dividend, stock or unit split or like change;

(v) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business consistent with past practices;

(vi) adopt any amendments to its Governing Documents;

(vii) sell, lease, assign, license, abandon, allow to lapse, transfer or otherwise dispose of, or mortgage, pledge or permit the incurrence of any Lien on, any material assets, including Company Real Property, other than sales of products, inventory or services in the ordinary course of business consistent with past practice;

(viii) authorize any new capital expenditures or commitments exceeding $500,000 per expenditure or commitment or $2,500,000 in the aggregate for all such expenditures and commitments, except for capital expenditures incurred in the ordinary course of business;

(ix) except in the ordinary course of business, hire any executives or terminate the services of any existing executives, increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any current or former employee, adopt, amend, terminate or otherwise become liable with respect to any Employee Benefit Plan that is or would be a Company Benefit Plan, or agree to do any of the foregoing;

(x) except in the ordinary course of business, grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination or retention payment to any current or former employee;

(xi) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(xii) incur or permit to exist any indebtedness for borrowed money in excess of $260,000,000 in the aggregate (which shall be understood to exclude, for the avoidance of doubt, capital lease and operating lease obligations, obligations of variable interest entities for which the Company has no obligation and trade payables, in each case, whether or not such obligations are required to be accounted for as debt);

(xiii) change its accounting policies or procedures except to the extent required to conform with GAAP, or change its fiscal year;

(xiv) settle or compromise any pending Proceedings except in the ordinary course of business consistent with past practice;

(xv) terminate or cancel any material insurance policy naming the Company as its beneficiary or a loss payee;

(xvi) materially change the nature or scope of its business or enter into a new line of business;

(xvii) materially modify, change, renew, extend or terminate any Company Material Contract, other than renewals or extensions in the ordinary course of business;

(xviii) make or change any material Tax election or Tax method of accounting, enter into any agreement relating to Taxes, including closing agreements with Taxing Authorities, or settle or compromise any material Tax claim or liability; or

(xix) agree in writing or otherwise to do anything contained in this clause (e).

Section 6.2 Tax Matters.

(a) Contributors shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company Group with the appropriate federal, state, local and foreign Taxing Authorities due on or before the Closing Date. Contributors shall allow the Acquiror Parties to review, comment upon and reasonably approve without undue delay any such Tax Returns at least fifteen (15) days before the filing of such Tax Returns. Contributors will cause such Tax Return (as revised to incorporate the Acquiror Parties reasonable comments) to be timely filed and will provide a copy to the Acquiror Parties.

(b) Acquiror shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company Group due after the Closing Date, including Tax Returns relating to tax periods that commence before the Closing Date and end after the Closing Date (“Straddle Periods”). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Acquiror shall allow each Contributor to review, comment upon and reasonably approve without undue delay any such Tax Returns at least fifteen (15) days before the filing of such Tax Returns. Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Tax Returns, Contributors will pay to (or at the direction of) Acquiror the amount of any Taxes shown as due on such Tax Returns that are allocable to a Pre-Closing Tax Period. Acquiror will cause such Tax Return (as revised to incorporate Contributors’ reasonable comments) to be timely filed and will provide a copy to each Contributor.

(c) Unless required by applicable Law, Acquiror shall not make any elections or file (or cause or permit the Company Group to file) any amended Tax Return by or on behalf of the Company Group with respect to any Pre-Closing Tax Period without each Contributor’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

(d) Acquiror and Contributors shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation, filing and execution of Tax Returns (including Tax Returns of each Contributor with respect to the business activities of the Company Group) and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Company or the assets of the Company Group for any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such Tax Proceeding. Contributors and the Company Group agree to (and, in the case of the Company Group, will cause the Company Group to) retain all books and records with respect to Tax matters pertinent to the Company Group until six (6) months following the expiration of the statute of limitations (and any extensions thereof) of the respective Pre-Closing Tax Periods. Each Contributor shall have the right to settle, compromise or litigate any matter described above in this subsection (d) that could give rise to an indemnification obligation on the part of such Contributor pursuant to this Agreement. Acquiror and Contributors further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement).

(e) The amount of all Pre-Closing Tax Refunds of the Company Group for all Pre-Closing Tax Periods shall be the property of Contributors. The Company Group will not, and Acquiror will not permit the Company Group to, forfeit, fail to collect or otherwise minimize any Pre-Closing Tax Refund whether through any election to carry forward a net operating loss or otherwise (regardless of whether Acquiror or the Company Group otherwise is legally permitted to take such action). Acquiror shall pay to HHI (and HHI shall pay to ETP Holdco its proportionate share of) any Pre-Closing Tax Refund, together with any interest thereon, received after the Closing Date within fifteen (15) days of such receipt. A Pre-Closing Tax Refund shall be “received” for purposes of this Agreement (i) on the day of receipt of any actual refund of Taxes or (ii) on the day of filing of any Tax Return that applies what would have been a Pre-Closing Tax Refund to the payment of Taxes for another taxable period.

(f) The Parties do not expect that the transfer of Acquired Interests pursuant to this Agreement will result in any state and local transfer, sales, use, registration, stamp or other similar Taxes (“Transfer Taxes”). However, if any Transfer Taxes are imposed on the transfer of the Acquired Interests pursuant to this Agreement, such Transfer Taxes shall be borne equally by Acquiror, on the one hand, and Contributors, on the other hand. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 6.3 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 8, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Company is subject, the Company shall provide to the Acquiror Parties and their authorized representatives during normal business hours reasonable access to all books and records of the Company (in a manner so as to not unreasonably interfere with the normal business operations of the Company) and the Company shall furnish promptly to Acquiror Parties and their representatives such information concerning their business, properties, Contracts, assets, liabilities and employees as the Acquiror Parties and their representatives may reasonably request; provided, that in no event shall the foregoing include any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation nor may the Acquiror Parties require that such Phase II environmental investigation be conducted.

Section 6.4 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each Contributor, each Acquiror Party and the Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). Each Contributor, each Acquiror Party and the Company shall use commercially reasonable efforts to obtain consents of all Governmental Entities or other third parties necessary to consummate the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents shall be borne by the Party incurring such costs and, in no event, shall either Contributor, any of their respective Affiliates or the Company be required to make any payments (other than routine administrative fees, contractual change of control payments and attorneys’ fees) or provide other types of consideration in order to seek or facilitate the obtaining of any such consents.

(b) In the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c) Contributors and the Acquiror Parties shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Contributor and each Acquiror Party agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.

Section 6.5 Public Announcements. The Acquiror Parties, on the one hand, and the Company and Contributors, on the other hand, shall consult with one another and seek one another’s prior written consent before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and prior written consent; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any requirement of Law, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance.

Section 6.6 Documents and Information. After the Closing Date, the Acquiror Parties and the Company shall, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by each Contributor (at such Contributor’s expense) during normal business hours of the Company, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Acquiror Parties or the Company without first advising Contributors in writing and giving Contributors a reasonable opportunity to obtain possession thereof.

Section 6.7 Contributor Guarantees.

(a) From and after Closing, Contributors shall maintain, or cause to be maintained, each of the guarantees of Contributors and/or their respective Affiliates (other than the Company) in favor of the Company and/or its properties or assets, as set forth on Schedule 6.7 (collectively, the “Contributor Guarantees”).

(b) For such period as a Contributor or any of its Affiliates remains a guarantor under any Contributor Guarantee after the Closing, (i) Acquiror shall, or shall cause the Company to, indemnify, defend, and hold harmless such Contributor and its Affiliates from and against any Loss suffered by such Contributor or any of its Affiliates that results from and, arises out of, or relates to any such Contributor Guarantee, (ii) Acquiror Parties shall not cause the Company, without the written consent of such Contributor, to enter into (A) any expansion, renewal or extension of the underlying Contract that is subject to the Contributor Guarantee unless the Company shall first obtain a release of such Contributor Guarantee or (B) any other amendment or modification of the underlying Contract that is subject to the Contributor Guarantee in a way which would affect the related Contributor Guarantee in any way without the prior written consent of such Contributor and (iii) such Contributor shall not, without the written consent of Acquiror, enter into any amendment, expansion, modification, renewal or extension of any such Contributor Guarantee.

Section 6.8 Notices; Schedule Supplements.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 8, each Party shall notify each other Party in writing of (i) any Company Material Adverse Effect (in the case the notifying Party is a Contributor) or any Acquiror Material Adverse Effect (in the case the notifying Party is a Acquiror Party), (ii) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, any representation or warranty of any Contributor hereunder (in the case the notifying Party is a Contributor) or any Acquiror Party hereunder (in the case the notifying Party is a Acquiror Party), not being true and correct, in each case, to the extent the fact, circumstance, event or action underlying such breach has occurred on or prior to the date hereof, or (iii) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article 7 to be satisfied.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 8, the Company or any Contributor may, within five (5) Business Days of obtaining actual knowledge of the occurrence of the matter being disclosed, prepare and deliver to Acquiror supplements and/or amendments to the disclosure schedules to this Agreement (the “Schedules”) (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in Article 3, in each case, such supplement, amendment or new Schedule being referred to as an “Update”) only with respect to matters first occurring after the date hereof and which matters do not result from a breach of any covenants required to be performed or complied with by the Company or Contributors under this Agreement, and each such Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than (except for Updates reflecting matters permitted under Section 6.1 or otherwise required under this Article 6) for purposes of the conditions set forth in Section 7.2; provided that, in the event that the disclosure of the facts, circumstances and events included in such Update would give Acquiror the right to elect to terminate this Agreement pursuant to Section 8.1(b) if the 20-day cure period described therein had lapsed and Acquiror does not make such election within ten (10) Business Days of its receipt of such Update, such Update shall be deemed to be an amendment to this Agreement for all purposes hereof, including with respect to the conditions set forth in Section 7.2.

Section 6.9 Restrictions on Transfer. Prior to the Closing or the earlier termination of this Agreement pursuant to Article 8, Contributors shall not sell, transfer, contribute, pledge, distribute or otherwise dispose of or incur any Liens on any Acquired Interests owned by Contributors, or agree to do any of the foregoing.

Section 6.10 Financing.

(a) Acquiror shall use commercially reasonable efforts to take, or cause to be taken, all actions and use commercially reasonable efforts to do, or cause to be done, all things necessary, proper and advisable to (i) obtain debt or equity financing, or a combination thereof, that is on such terms and conditions as may be reasonably acceptable to Acquiror, the net proceeds of which are greater than or equal to the amount set forth on Schedule 6.10 (the “Financing”), and (ii)(A) negotiate and execute definitive agreements with respect to the Financing (the “Financing Agreements”) on terms and conditions reasonably acceptable to Acquiror, which terms and conditions shall not be in violation of any of the covenants or agreements of Acquiror contained herein, and deliver to each Contributor a copy thereof as promptly as practicable (and no later than four (4) Business Days) after such execution (but in any event, prior to the Closing); (B) satisfy on a timely basis, or obtain a timely waiver of, all conditions in the Financing Agreements that are within the control of Acquiror; (C) comply with the obligations of Acquiror under the Financing Agreements; and (D) consummate the Financing at or prior to the Closing. Acquiror’s obligations under this Section 6.10 shall include using commercially reasonable efforts to seek the Financing from alternative financing sources in the event any financing sources that may be initially contacted by Acquiror are unable to provide the Financing.

(b) Acquiror shall use commercially reasonable efforts to keep Contributors and Contributor Guarantor informed with respect to all material activity concerning the status of the Financing and shall give Contributors and Contributor Guarantor prompt notice of any material adverse change with respect to such Financing.

(c) Without limiting Acquiror’s obligations set forth in this Section 6.10, prior to the Closing, Acquiror and Contributors shall cooperate, and shall use its commercially reasonable efforts to cause its respective officers, employees, representatives, auditors, and advisors, including legal and accounting advisors, to cooperate, in connection with the arrangement of the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of business of the Parties or their respective Affiliates), including, if necessary, (i) participation in meetings, drafting sessions, rating agency presentations, due diligence sessions, and “road show” and other customary marketing presentations; (ii) assisting any financing sources in the preparation of (A) one or more customary offering documents and documents to be filed with the SEC in connection with the Financing and (B) materials for rating agency presentations; (iii) using commercially reasonable efforts to obtain surveys and title insurance reasonably requested by financing sources; (iv) taking all reasonably required corporate actions, subject to the consummation of the Closing, to permit the consummation of the Financing; (v) providing authorization letters to any financing sources authorizing the distribution of information to prospective lenders and containing a customary representation to the arranger of any financing that the information contained in any offering document or information memorandum relating to the Company does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (vi) cooperating reasonably with the financing sources’ due diligence of the Company, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Parties and their respective Affiliates. Any information provided by the Parties in connection with seeking the Financing (which must be furnished in writing) shall be prepared in good faith and shall, be free of any material misstatements or omissions.

(d) In addition, Contributors shall: (i) use their commercially reasonable efforts to cause their independent accountants to provide a letter or letters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information of the Company used in connection with the Financing; (ii) use their commercially reasonable efforts to provide customary representation letters and other authorizations or information to their independent accountants, to enable them to provide the foregoing “comfort letters”; (iii) use their commercially reasonable efforts to obtain the consent of their independent accountants for the inclusion of its reports on the Company in any document or documents to be used in connection with the Financing; and (iv) cause the appropriate representatives of the Company to execute and deliver any definitive financing documents or other certificates or documents as may be reasonably requested by Acquiror for delivery at the consummation of the Financing; provided, however, that Contributors shall not be required to pay any commitment or other similar fee or incur any other liability (other than pursuant to this Agreement) in connection with the Financing; provided, further, that the effectiveness of any documentation executed by the Company shall be subject to the consummation of the Closing.

(e) Acquiror shall, and shall cause its controlled Affiliates to, (i) subject to Section 2.4, upon request by Contributors, reimburse Contributors for all reasonable and documented out-of-pocket costs incurred by Contributors and their respective Affiliates and representatives in connection with the cooperation provided for in Section 6.10(c) and Section 6.10(d) (such reimbursement to be made promptly and in any event within seven (7) Business Days of delivery of reasonably acceptable documentation evidencing such expenses); and (ii) indemnify and hold harmless Contributors and their respective Affiliates and representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by Contributors, their respective Affiliates (other than the Acquiror Group) or their representatives, to the extent they are acting in their capacity as such, and not in their capacity as representatives of the Acquiror Parties or any of their respective Subsidiaries).

Section 6.11 Existing Contracts. All of the Contracts between the Company and any of its Subsidiaries, on the one hand, and Acquiror and any of its Subsidiaries, on the other hand, shall remain in full force and effect following the Closing.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Company, the Acquiror Parties and Contributors. The obligations of the Company, the Acquiror Parties and Contributors to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the condition that there be no Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement in effect; provided, however, that each Acquiror Party, each Contributor and the Company shall have used commercially reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any injunction or other Order that may be entered.

Section 7.2 Other Conditions to the Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Acquiror Parties of the following further conditions:

(a) (i) All representations and warranties of Contributors and the Company contained in Article 3 and Article 4 (other than the representations and warranties listed in clause (ii) of this Section 7.2(a)) shall be true and correct in all respects (without regard to qualifications as to materiality or Company Material Adverse Effect) as though made on and as of the Closing Date, except to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a Company Material Adverse Effect; and (ii) the representations and warranties of Contributors set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization of the Company; Subsidiaries), Section 3.3 (Authority), Section 3.11 (Tax Matters), Section 4.1 (Organization and Qualification), Section 4.2 (Authority) and Section 4.4 (Title to the Acquired Interests) shall be true and correct in all respects as though made on and as of the Closing Date;

(b) Each Contributor and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company and each Contributor, respectively, under this Agreement on or prior to the Closing Date;

(c) from the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(d) Acquiror shall have consummated the Financing; and

(e) prior to or at the Closing, Contributors shall have delivered the items contemplated by Section 2.3(a).

Section 7.3 Other Conditions to the Obligations of the Company and Contributors. The obligations of the Company and Contributors to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and Contributors of the following further conditions:

(a) (i) All representations and warranties of Acquiror contained in Article 5 (other than the representations and warranties listed in clause (ii) of this Section 7.3(a)) shall be true and correct in all respects (without regard to qualifications as to materiality or Acquiror Material Adverse Effect) as though made on and as of the Closing Date, except to the extent the failure of such representations and warranties to be true and correct as of such dates would not have an Acquiror Material Adverse Effect; and (ii) the representations and warranties of Acquiror set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority) and Section 5.4 (Valid Issuance; Listing) shall be true and correct in all respects as though made on and as of the Closing Date.

(b) Acquiror shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c) from the date of this Agreement, there shall not have occurred any Acquiror Material Adverse Effect;

(d) the Acquiror Common Units to be issued as the Unit Consideration (including the Acquiror Common Units issuable upon the conversion of the Acquiror Class B Units and the Acquiror Subordinated Units) shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

(e) prior to or at the Closing, Contributors shall have delivered the items contemplated by Section 2.3(b).

ARTICLE 8

TERMINATION; AMENDMENT; WAIVER

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Acquiror Parties and Contributors;

(b) by the Acquiror Parties, if any of the representations or warranties of Contributors or the Company set forth in Article 3 or Article 4 shall not be true and correct or if any of the Company or either Contributor has failed to perform any covenant or agreement on the part of such Contributor or the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) calendar days after written notice thereof is delivered to Contributors; provided that neither of the Acquiror Parties is then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by Contributors, if any of the representations or warranties of Acquiror set forth in Article 5 shall not be true and correct or if any Acquiror Party has failed to perform any covenant or agreement on the part of such Acquiror Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) calendar days after written notice thereof is delivered to the Acquiror Parties; provided that neither Contributor nor the Company is then in breach of this Agreement so as to cause the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either the Acquiror Parties, on the one hand, or Contributors, on the other hand, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 1, 2015 (the “Termination Date”) and the Parties seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect their respective obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; provided, that if by October 1, 2015, (i) the Closing has not occurred and (ii) the condition set forth in Section 8.1(d) has not been satisfied, Contributors may, in their sole discretion, extend the Termination Date by up to ninety (90) days by written notice to the Acquiror Parties (it being understood that Contributors may elect to extend the Termination Date on more than one occasion so long as the Termination Date is not extended by more than ninety (90) days in the aggregate, taking into account each such extension); or

(e) by either the Acquiror Parties, on the one hand, or Contributors, on the other hand, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided that the Parties seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used commercially reasonable efforts to remove such Order.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Acquiror Parties, Contributors, Contributor Guarantor or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Section 8.3, Section 8.4, Section 6.5 and Article 10, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (b) any liability of any Party for any willful breach of or willful failure to perform any of its obligations under this Agreement prior to such termination (including any failure by a Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). For purposes of this Section 8.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Acquiror Parties, Contributors and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void.

Section 8.4 Extension; Waiver. At any time prior to the Closing, Contributors (on behalf of themselves and the Company) may (a) extend the time for the performance of any of the obligations or other acts of the Acquiror Parties contained herein, (b) waive any inaccuracies in the representations and warranties of the Acquiror Parties contained herein or in any document, certificate or writing delivered by the Acquiror Parties pursuant hereto or (c) waive compliance by the Acquiror Parties with any of the agreements or conditions contained herein. At any time prior to the Closing, the Acquiror Parties may (i) extend the time for the performance of any of the obligations or other acts of the Company or Contributors contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Contributors contained herein or in any document, certificate or writing delivered by the Company or Contributors pursuant hereto or (iii) waive compliance by the Company and Contributors with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Survival. Subject to the limitations and other provisions of this Agreement, all of the representations and warranties of the Parties contained herein, in the Company Certificate or in the Acquiror Certificate shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties contained in Section 3.11 (Tax Matters) shall survive through the date that is 30 days after the expiration of the applicable statute of limitations and the Contributor Fundamental Representations and the Acquiror Fundamental Representations shall survive the Closing indefinitely (each, as applicable, the “Cut-Off Date”). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the Cut-Off Date or end of any other applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant, and such claims shall survive until finally resolved.

Section 9.2 Indemnification By Contributors. Subject to the other terms and conditions of this Article 9, from and after the Closing, Contributors, jointly and severally, shall indemnify and defend Acquiror and its Affiliates (including the Company) and their respective representatives, including directors, managers, officers, employees, consultants, financial advisors, counsel and accountants (collectively, the “Acquiror Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Acquiror Indemnitees as a result of:

(a) any breach of any of the representations or warranties of such Contributor or the Company contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Contributors pursuant to this Agreement;

(c) Contributor Taxes; and

(d) any liability arising under or with respect to any Employee Benefit Plan (i) as a result of the failure of such Employee Benefit Plan to be operated, maintained or administered in accordance with its terms and applicable Law; and/or (ii) as a result of a Controlled Group Liability arising prior to or as a result of actions prior to the date of this Agreement.

Section 9.3 Indemnification By Acquiror. Subject to the other terms and conditions of this Article 9, from and after the Closing, Acquiror shall indemnify and defend each Contributor and their respective Affiliates and their respective representatives, including directors, managers, officers, employees, consultants, financial advisors, counsel and accountants (collectively, the “Contributor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Contributor Indemnitees:

(a) as a result of any breach of any of the representations or warranties of Acquiror contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date;

(b) as a result of any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Acquiror Parties pursuant to this Agreement; and

(c) pursuant to Section 6.7.

Section 9.4 Certain Limitations. Notwithstanding anything to the contrary contained herein, the indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a) Contributors shall not be liable to the Acquiror Indemnitees for indemnification under Section 9.2(a) (other than with respect to a claim for indemnification as a result of any inaccuracy in or breach of Section 3.1 (Organization, Qualification and Subsidiaries), Section 3.2 (Capitalization of the Company), Section 3.3 (Authority), Section 3.12 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Title to the Acquired Interests), and Section 4.6 (Brokers) (collectively, the “Contributor Fundamental Representations”)), until the aggregate amount of all Losses indemnifiable under Section 9.2(a) (other than those with respect to any Contributor Fundamental Representation and other than those excluded pursuant to Section 9.4(b)) exceeds an amount equal to the Deductible, in which event the Acquiror Indemnitees shall only be entitled to recover Losses in excess of such amount, subject to the other limitations set forth herein.

(b) Contributors shall not be liable to the Acquiror Indemnitees for indemnification under Section 9.2(a) (other than with respect to a claim for indemnification with respect to or by reason of any Contributor Fundamental Representation) for any particular Loss (including any series of related Losses) indemnifiable pursuant to Section 9.2(a) (other than those with respect to any Contributor Fundamental Representation), unless such Loss (including any series of related Losses) equals or exceeds the Per Claim Deductible, and any Losses (or series of related Losses) that are less than the Per Claim Deductible (other than those with respect to any Contributor Fundamental Representation) shall not be included in the aggregate Losses indemnifiable pursuant to Section 9.2(a), including for purposes of the calculation in Section 9.4(a).

(c) Acquiror shall not be liable to the Contributor Indemnitees for indemnification under Section 9.3(a) (other than with respect to a claim for indemnification as a result of any inaccuracy in or breach of any representation and warranty in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.4 (Valid Issuance; Listing) and Section 5.9 (Brokers) (collectively, the “Acquiror Fundamental Representations”)) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) (other than those with respect to any Acquiror Fundamental Representation and other than those excluded pursuant to Section 9.4(d)) exceeds an amount equal to the Deductible, in which event the Contributor Indemnitees shall only be entitled to recover Losses in excess of such amount, subject to the other limitations set forth herein.

(d) Acquiror shall not be liable to the Contributor Indemnitees for indemnification under Section 9.3(a) (other than with respect to a claim for indemnification with respect to or by reason of any Acquiror Fundamental Representation) for any particular Loss (including any series of related Losses) indemnifiable pursuant to Section 9.3(a) (other than those with respect to any Acquiror Fundamental Representation), unless such Loss (including any series of related Losses) equals or exceeds the Per Claim Deductible, and any Losses (or series of related Losses) that are less than the Per Claim Deductible (other than those with respect to any Acquiror Fundamental Representation) shall not be included in the aggregate Losses indemnifiable pursuant to Section 9.3(a), including for purposes of the calculation in Section 9.4(c).

(e) The maximum aggregate liability of each Contributor (other than with respect to a claim for indemnification with respect to a breach of a Contributor Fundamental Representation) with respect to Losses indemnifiable pursuant to Section 9.2(a) shall be their respective proportionate share of the Cap; provided, that the maximum aggregate liability of HHI pursuant to this Article 9 shall not exceed sixty-six percent (66%) of the Aggregate Cap and the maximum aggregate liability of ETP Holdco pursuant to this Article 9 shall not exceed thirty-four percent (34%) of the Aggregate Cap.

(f) The maximum aggregate liability of Acquiror (other than with respect to a claim for indemnification with respect to a breach of an Acquiror Fundamental Representation) with respect to Losses indemnifiable pursuant to Section 9.3(a) shall be the Cap; provided, that the maximum liability of Acquiror pursuant to this Article 9 shall not exceed the Aggregate Cap.

(g) An Indemnifying Party (as defined below) shall be obligated to pay for the same Loss only once under this Article 9 even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(h) For purposes of this Article 9, any inaccuracy in or breach of any representation or warranty, and any damages resulting therefrom, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(i) Subject to the provisions of this Section 9.4(i) the amount of any and all Losses shall be determined net of (i) any amounts in payment for Losses actually received by any of the Acquiror Indemnitees or Contributor Indemnitees, as applicable, (net of any related costs and expenses incurred in connection therewith, including the direct costs of premiums relating to any such insurance proceeds) under or pursuant to (x) any insurance coverage or storage tank fund and all arrangements set forth on Schedule 3.10 or Schedule 5.8 and (y) any other indemnity or reimbursement arrangement or Contract, or from other collateral sources (collectively, “Alternative Arrangements”), and (ii) any Tax benefits arising from the incurrence or payment of the underlying obligations relating to such Losses actually realized for the year of such incurrence or payment. The Acquiror Indemnitees shall use commercially reasonable efforts to collect all amounts available and recoverable under any Alternative Arrangements and Contributors shall provide reasonable cooperation to the Acquiror Indemnitees undertaking such efforts, including by providing reasonable access to any documents, reports, data or other information in the possession of Contributors required by the Acquiror Indemnitees or any Alternative Arrangements; provided, however, that, (A) in no event shall the expenditure of such efforts require the Acquiror Indemnitees to expend any such efforts prior to submitting a claim for indemnification under this Agreement, (B) nothing provided herein shall require any Acquiror Indemnitee to avail itself of any available policies of self-insurance other than any Alternative Arrangements, and (C) if Acquiror seeks indemnification from Contributor, Acquiror shall provide Contributors with documents and information directly related to such efforts and recovery, as reasonably requested by Contributors. For the avoidance of doubt, Contributors shall not be liable for any Losses related to any breach of the representations and warranties set forth in Section 3.10 (Environmental Matters) unless and until the Acquiror Indemnitees have exhausted their remedies under all Alternative Arrangements reasonably available to such Acquiror Indemnitees, and thereafter, Contributors shall only be responsible for the portion of any Losses that is not satisfied or covered by any reasonably available Alternative Arrangements (net of any related costs and expenses incurred in connection therewith, including the direct costs of premiums relating to any insurance proceeds) after satisfaction or payment of any deductible or retention thereunder; provided, however, that, in no event, shall the exhaustion of such remedies require the Acquiror Indemnitees to exhaust any such remedies prior to submitting a claim for indemnification under this Agreement. For purposes hereof, Acquiror shall have satisfied the “exhaustion of remedies” of Alternative Arrangements as long as Acquiror has commenced a Proceeding in pursuit of the Alternative Arrangements and Acquiror prosecutes such Proceeding in good faith in an attempt to avail itself of the Alternative Arrangements; provided, however, that “exhaustion of remedies” shall not require Acquiror to pursue or appeal any decision issued in connection with any Proceeding.

(j) In any case where a Acquiror Indemnitee, directly or indirectly through the Company, recovers, under any Alternative Arrangements, any amount in respect of a matter for which such Acquiror Indemnitee was, prior to such recovery, indemnified pursuant to Section 9.2, such Acquiror Indemnitee, or, if applicable, the Company, shall promptly pay over to each Contributor any amount so recovered from such Contributor (after deducting therefrom the amount of the expenses incurred by such Acquiror Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by such Contributor to or on behalf of such Acquiror Indemnitee in respect of such matter and (ii) any amount actually expended by such Contributor in pursuing or defending any claim arising out of such matter that is indemnifiable as a Loss hereunder.

(k) (i) The Acquiror Indemnitees shall not be entitled to indemnification pursuant to Section 9.2 for any Loss to the extent that such Loss is reflected as a liability on the Latest Company Balance Sheet or reflected in the footnotes to the Company Financial Statements and (ii) the Contributor Indemnitees shall not be entitled to indemnification pursuant to Section 9.3 for any Loss to the extent that such Loss is reflected as a liability on the Latest Acquiror Balance Sheet or reflected in the financial statements of Acquiror included in the Acquiror SEC Documents, in each case of clauses (i) and (ii), only to the extent that amounts associated with such Loss are included therein.

(l) Notwithstanding anything to the contrary herein, Contributors shall not be obligated to indemnify the Acquiror Indemnitees for any Loss with respect to any environmental matter or condition, including for any inaccuracy or breach of the representations and warranties in Section 3.10 (Environmental Matters), that is discovered or detected by any sampling, investigation, analysis or reporting unless: (i) such sampling, investigating, analysis or reporting is affirmatively required by Environmental Laws or by a Governmental Entity; (ii) such sampling, investigation, analysis or reporting is necessary to conduct in defense of a Third Party Claim (as defined below) against Acquiror Indemnitees alleging that Hazardous Substances have migrated off of any Company Owned Real Property or Company Leased Real Property; or (iii) such sampling, investigation, analysis or reporting is conducted in connection with the bona fide construction or expansion of improvements by any Acquiror Indemnitee at any Company Real Property undertaken in the ordinary course of business, and in such case only to the extent such sampling, investigation, analysis or reporting is consistent with industry practice. Any indemnification of any of the Acquiror Indemnitees with respect to any remediation, removal or cleanup, including any investigation, monitoring, or remedial obligations, shall be limited to such cost effective action that is required by Environmental Laws or by a Governmental Entity to attain compliance with minimum applicable remedial standards for continued use of the relevant property or facility as a gasoline fueling and service station and/or convenience store with gasoline fueling operations, employing, if appropriate, available or acceptable, permissible risk-based remedial standards and reasonable deed or use restrictions and institutional controls.

Section 9.5 Indemnification Procedures. The party making a claim under this Article 9 is referred to as the “Indemnified Party”, and the party against whom such claim is asserted under this Article 9 is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may reasonably be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the conduct and control of the settlement or defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Contributor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the settlement and defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Contributors and Acquiror shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such management employees of the non-defending party, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except to the extent such settlement does not provide for liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and no such settlement shall be determinative of the Indemnifying Party’s obligations under this Article 9.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of the matter or circumstance alleged to give rise to such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be reasonably sustained by the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

Section 9.6 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article 9) in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

Section 9.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Consideration for Tax purposes, and to the extent possible, first as an adjustment to the Cash Consideration, unless otherwise required by Law.

Section 9.8 Exclusive Remedies. Except with respect to Section 8.2, the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims for fraud on the part of a party in connection with the transactions contemplated by this Agreement, which such claims shall not be subject to any monetary or survival limitations set forth herein, and other than claims to enforce, or for breach of, Guaranteed Obligations pursuant to Section 10.19) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to or in any way arising from the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9, and the Parties hereby waive any other statutory and common law remedies or claims. Without limiting the generality of the foregoing, Acquiror acknowledges and agrees that each Acquiror Indemnitee’s right to indemnification under this Article 9 for any environmental matter, including for any breach or inaccuracy of the representations and warranties contained in Section 3.10 (Environmental Matters), shall constitute such Acquiror Indemnitee’s sole and exclusive remedy against Contributors with respect to any environmental matter, including any such matter arising under any Environmental Laws. The Acquiror Indemnitees hereby, except as specifically reserved under this Article 9, (a) waive any remedies or claims that may be available under Environmental Laws relating to the subject matter of this Agreement, and (b) release Contributors from any claim, demand or liability with respect to any environmental matters relating to the subject matter of this Agreement, including any such claims arising under Environmental Laws.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), delivery by a nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Acquiror Parties or to the Company (after the Closing):

Sunoco LP

1735 Market Street, 13th Floor

Philadelphia, PA 19103

Attention: Associate General Counsel

and

Sunoco GP LLC

1735 Market Street, 13th Floor

Philadelphia, PA 19103

Attention: Associate General Counsel

To ETP Holdco:

ETP Holdco Corporation

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

with a copy (which shall not constitute notice to Contributors or Contributor Guarantor) to:

Energy Transfer Partners

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

To HHI:

Heritage Holdings, Inc.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

with a copy (which shall not constitute notice to Contributors or Contributor Guarantor) to:

Energy Transfer Partners

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

To Contributor Guarantor:

Energy Transfer Partners

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

To the Company:

Susser Holdings Corporation

1735 Market Street, 13th Floor

Philadelphia, PA 19103

Attention: General Counsel

Facsimile: (866) 627-8010

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 10.5 Construction; Interpretation. The term “this Agreement” means this Contribution Agreement together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under GAAP.

Section 10.6 Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 10.10 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11 Knowledge. For all purposes of this Agreement, the phrase “to Contributor’s knowledge” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the officers of the Company or such Contributor, as applicable (none of whom shall have any personal liability or obligations regarding such knowledge). For all purposes of this Agreement, the phrase “to Acquiror’s knowledge” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the officers of either Acquiror Party, as applicable (none of whom shall have any personal liability or obligations regarding such knowledge).

Section 10.12 Limitation on Remedies. Except in the case of fraud, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of the Acquiror Parties or Contributors, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Acquiror Parties agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee or member of either Contributor or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of either Contributor or any current or future member of either Contributor or any current or future director, officer, employee or member of either Contributor or of any Affiliate or assignee thereof, as such, for any obligation of either Contributor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 10.14 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 10.15 Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree and acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.18 Further Assurances. Following the Closing, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

Section 10.19 Contributor Guarantor.

(a) Contributor Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Acquiror Parties the due, full and punctual payment and performance of all covenants, obligations, liabilities and agreements of Contributors hereunder (the “Guaranteed

Obligations”), subject to the terms and conditions hereunder. If, for any reason whatsoever, Contributors shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Contributor Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, the Guaranteed Obligations. The foregoing obligation of Contributor Guarantor constitutes a continuing guarantee of payment and performance, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor and including any amendment, extension, modification or waiver of any of the Guaranteed Obligations or any insolvency, bankruptcy, liquidation or dissolution of Contributors or any assignment thereby. Contributor Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable Law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit, filing objections with a court, any right to require proceeding first against Contributors (including initiating a Proceeding against Contributors), any right to require the prior disposition of the assets of Contributors to meet any of its obligations hereunder or the taking of any other action by the Acquiror Group and all demands whatsoever. The guaranty set forth in this Section 10.19(a) will remain in full force and effect, and will be binding upon Contributor Guarantor, until all of the Guaranteed Obligations have been satisfied.

(b) Contributor Guarantor hereby represents and warrants to the Acquiror Parties that:

(i) Contributor Guarantor is a limited partnership duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization;

(ii) Contributor Guarantor has all requisite limited partnership power and authority and has taken all limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement;

(iii) No material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement. Neither the execution, delivery and performance by Contributor Guarantor of this Agreement nor the consummation by Contributor Guarantor of the transactions contemplated thereby will (A) conflict with or result in any breach of any provision of Contributor Guarantor’s Governing Documents, (B) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Contributor Guarantor is a party, other than violations, breaches, accelerations or defaults which would not, or would not be reasonably likely to, have a material effect on Contributor’s ability to execute, deliver and perform its obligations under this Agreement or (C) violate any material Law or Order of any Governmental Entity applicable to Contributor Guarantor or any of its properties or assets; and

(iv) This Agreement has been duly executed and delivered by Contributor Guarantor and is a valid and binding agreement of Contributor Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Contribution Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

SUSSER HOLDINGS CORPORATION

By:	/s/ Kelcy L. Warren
	Name:	Kelcy L. Warren
	Title:	Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

CONTRIBUTOR:

ETP HOLDCO CORPORATION

By:	/s/ Kelcy L. Warren
	Name:	Kelcy L. Warren
	Title:	Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

CONTRIBUTOR:

HERITAGE HOLDINGS, INC.

By:	/s/ Kelcy L. Warren
	Name:	Kelcy L. Warren
	Title:	Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

ACQUIROR:

SUNOCO LP

By:	Sunoco GP LLC,
its general partner

By:	/s/ Robert W. Owens
	Name:	Robert W. Owens
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

GENERAL PARTNER:

SUNOCO GP LLC

By:	/s/ Robert W. Owens
	Name:	Robert W. Owens
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

Solely with respect to Section 10.19 and the other provisions related thereto:

CONTRIBUTOR GUARANTOR:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.
its general partner

By:	/s/ Thomas P. Mason
	Name:	Thomas P. Mason
	Title:	Senior Vice President, General Counsel and Secretary

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

EXHIBIT A

ACQUIROR PARTNERSHIP AGREEMENT AMENDMENT

AMENDMENT NO. 2 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

SUNOCO LP

[            ] [●], 2015

This Amendment No. 2 (this “Amendment No. 2”) to the First Amended and Restated Agreement of Limited Partnership of Sunoco LP (the “Partnership”), dated as of September 25, 2012, as amended by Amendment No. 1 thereto dated as of October 27, 2014 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of [            ] [●], 2015, by Sunoco GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement, or (iii) pursuant to Section 13.1(j) of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a) of the Partnership Agreement; and

WHEREAS, pursuant to Section 13.3(c) of the Partnership Agreement, if the General Partner determines that an amendment does not satisfy the requirements of Section 13.1(d) of the Partnership Agreement because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes; and

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement dated as of July 15, 2015 (the “Contribution Agreement”) by and among Susser Holdings Corporation, a Delaware corporation (“SHC”), ETP Holdco Corporation, a Delaware corporation (“ETP Holdco”), Heritage Holdings, Inc., a Delaware corporation (“HHI”), the Partnership, the General Partner and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), the Partnership has agreed to authorize the issuance of two new classes of Partnership Interests designated as “Class A Units” and “Class B Units” having the rights, preferences and privileges set forth in this Amendment No. 2; and

WHEREAS, pursuant to the Contribution Agreement, SHC has agreed (i) to cause Stripes LLC, a Texas limited liability company and a wholly owned subsidiary of SHC (“Stripes LLC”), to exchange the existing Common Units it holds in the Partnership for, and (ii) to allow conversion of the existing Subordinated Units it holds in the Partnership though Stripes No. 1009 LLC, a Texas limited liability company and a wholly owned subsidiary of SHC (“Stripes 1009”) and Stripes LLC, into, units of a new class of Partnership Interests to be designated as “Class A Units”; and

WHEREAS, pursuant to the Contribution Agreement, ETP Holdco and HHI have agreed to receive units of a new class of Partnership Interests to be designated as “Class B Units” as partial consideration for the contribution by ETP Holdco and HHI of all of the outstanding shares of capital stock of SHC to the Partnership; and

WHEREAS, the General Partner has determined that the creation of the new classes of Partnership Interests to be designated as “Class A Units” and “Class B Units” provided for in this Amendment No. 2 will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

WHEREAS, Stripes LLC and Stripes 1009, in their capacities as Limited Partners holding all of the outstanding Subordinated Units, have consented to and approved this Amendment No. 2, including without limitation the provisions that provide for the conversion of the outstanding Subordinated Units into Class A Units; and

WHEREAS, ETP, in its capacity as the sole holder of the Incentive Distribution Rights, has consented to and approved this Amendment No. 2, including without limitation the provisions that provide for conversion of the outstanding Subordinated Units into Class A Units; and

WHEREAS, the General Partner has determined, (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the changes to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary and appropriate in connection with the creation, authorization and issuance of the issuance of the Class A Units and Class B Units, and (iii) pursuant to Section 13.1(j) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable to reflect, account for and deal with appropriately the investment by the Partnership in any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership; and

WHEREAS, the General Partner has determined that, pursuant to Section 13.3(c) of the Partnership Agreement, to the extent that the amendments providing for the SUN Interest Conversion and setting forth the terms of the Class A Units adversely affect the Subordinated Units as a class of Partnership Interests and the Incentive Distribution Rights as a class of Partnership Interests, as compared to the other classes of Partnership Interests, in any material respect, such amendments shall only be required to be approved by the holders of the Subordinated Units as a separate class (which approval has been received) and by the holders of the Incentive Distribution Rights (which approval has been received);

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NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

a.	Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

“Class A Unit” means a Partnership Interest having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Conversion Effective Date” has the meaning assigned to such term in Section 5.13(b).

“Class B Unit” means a Partnership Interest having the rights and obligations specified with respect to Class B Units in this Agreement.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit or any Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Class A Units, Class B Units, Incentive Distribution rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Propco” means Susser Petroleum Property Company LLC, a Delaware limited liability company.

“Propco Available Cash” means any and all cash or cash equivalents on hand derived from or attributable to (i) any distribution or dividend received by the Partnership (directly or indirectly) from Propco or the proceeds of any sale of the membership interests of Propco received by the Partnership (directly or indirectly) or (ii) any interest or principal payments received by the Partnership (directly or indirectly) with respect to indebtedness of Propco or its subsidiaries.

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“Propco Items” means the income, gains, losses, deductions and credits which are attributable to the Partnership’s ownership (directly or indirectly) of, or sale or other disposition of, the membership interests of Propco or the Partnership’s ownership (directly or indirectly) of any indebtedness of Propco or any of its subsidiaries, including any such income, gains, losses and deductions included in Net Termination Gain or Net Termination Loss.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Subordinated Units, Class A Units and Class B Units, but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

b.	Article V of the Partnership Agreement is hereby amended by adding a new Section 5.12 at the end thereof as follows:

“5.12 Establishment of Class A Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class A Units” and initially consisting of a total of 11,018,744 Class A Units. The initial Class A Units shall be issued to SHC (i) upon the exchange of the Common Units held by SHC (the “Common Exchange”) pursuant to and in accordance with the Contribution Agreement, and (ii) upon the conversion of the Subordinated Units held by SHC in accordance with the following sentence, and the Common Units and Subordinated Units which are so exchanged or converted shall be cancelled upon the issuance of the Class A Units with respect thereto. Immediately after the effective time of this Amendment No. 2, and immediately after the Common Exchange (but prior to the contribution of SHC to the Partnership in accordance with the Contribution Agreement), each Subordinated Unit outstanding shall be and hereby is reclassified and converted into one fully paid and nonassessable Class A Unit. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class A Units in the future.

(b) Rights of Class A Units. The Class A Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations (and such rights, preferences, privileges and duties shall continue, and the Class A Units shall continue to be deemed Outstanding to the extent of such rights, preferences, privileges and duties, if and when such Class A Units are held by any Group Member, notwithstanding any provision in Section 7.11 to the contrary):

(i) Initial Capital Account. The initial Capital Account with respect to each Class A Unit will be equal to the Capital Account of each Common Unit and each Subordinated Units held by SHC exchanged and converted on the date of the issuance of the corresponding Class A Unit.

(ii) Voting Rights. The Class A Units shall not have any voting rights, except to the extent the Delaware Act gives the Class A Units a vote as

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a class on any matter. With respect to any matter on which the Class A Units are entitled to vote, each Class A Unit will be entitled to one vote on such matter.

(iii) Redemption and Conversion Rights. The Class A Units shall be perpetual and shall not have any rights of redemption or conversion.

(iv) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner shall act as the Transfer Agent for the Class A Units.

(v) Allocations. The Class A Units will be entitled to allocations of Partnership items of income, gain, loss and deduction pursuant to Sections 6.1 and 6.2, but will not be entitled to receive an allocation of any Propco Items.

(vi) Distributions. The Class A Units will be entitled to distributions as provided in Sections 6.4, 6.5 and 12.4, but will not be entitled to receive any distributions of Propco Available Cash.

(vii) Certificates. The Class A Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

c.	Article V of the Partnership Agreement is hereby amended by adding a new Section 5.13 at the end thereof as follows:

“5.13 Establishment of Class B Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class B Units” and initially consisting of a total of 21,978,980 Class B Units. The Class B Units shall be issued to HHI and ETP Holdco in accordance with the terms of the Contribution Agreement.

(b) Conversion.

(i) All Class B Units shall automatically convert into Common Units on a one-for-one basis (subject to adjustment in Section 5.9 in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the Class B Conversion Effective Date) on the first Business Day following the Record Date for the distribution for the Quarter ended June 30, 2015 (the “Class B Conversion Effective Date”) without any further action by the holders thereof. The terms of the Class B Units shall be changed, automatically and without further action, on the Class B Conversion Effective Date so that each Class B Unit is converted into one Common Unit and, immediately thereafter, none of the Class B Units shall be Outstanding; provided, however, that such converted Class B Units will remain subject to the provisions of Section 5.13(b)(ii) and Section 6.1(d)(x).

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(ii) Subject to the provisions of Section 5.13(b)(iii), immediately prior to the transfer of a Class B Unit that has converted into a Common Unit by the holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph apply), the Capital Account maintained for such Person with respect to its Class B Units or converted Class B Units will (X) first, be allocated to the converted Class B Units to be transferred in an amount equal to the product of (a) the number of converted Class B Units to be transferred and (b) the Per Unit Capital Account for a Common Unit, and (Y) second, any remaining balance in such Capital Account will be retained by the transferor. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained converted Class B Units, if any, will have a balance equal to the amount allocated under clause (Y) above, and the transferee’s Capital Account established with respect to the transferred converted Class B Units will have a balance equal to the amount allocated under clause (X) above.

(iii) A Unitholder holding a Common Unit issued upon conversion of a Class B Unit pursuant to Section 5.13(b) shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the Common Unit issued upon conversion of such Class B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 5.13(b)(iii), General Partner shall take whatever steps are required to provide economic uniformity to the Common Units issued upon conversion of Class B Units in preparation for a transfer of such Common Units, including application of Section 5.13(b)(ii) and Section 6.1(d)(x)(D).

(c) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon issuance of the Class B Units and ending on the Class B Conversion Effective Date, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss, shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units that were then Outstanding.

(d) Distributions. Prior to the Class B Conversion Effective Date, the Class B Units shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5.

(e) Voting. The Class B Units will have such voting rights pursuant to the Agreement as such Class B Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Class B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class.

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(f) Certificates. The Class B Units shall not be evidenced by certificates and, subject to Section 5.13(b)(iii) and the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of Common Units.

(g) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner shall act as the Transfer Agent for the Class B Units.

(h) Surrender of Certificates. Subject to the requirements of Section 5.13(b)(iii), on or after the Class B Conversion Effective Date, the Partnership shall, as soon as practicable thereafter, issue and deliver at the office of the General Partner to such holder of Class B Units one or more Common Unit Certificates, registered in the name of such holder, or other evidence of the issuance of uncertificated certificates, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Class B Conversion Effective Date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

d.	Section 6.1(c) of the Partnership Agreement is hereby amended to add the following proviso at the end of such section:

“; provided, however, that in no event shall the allocations of Net Termination Gain or Net Termination Loss result in the distribution of any items derived from or attributable to Propco Available Cash to a holder of Class A Units pursuant to Section 12.4(c) and the General Partner may adjust the allocations of Net Termination Gain or Net Termination Loss to avoid such result.”

e.	Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended read as follows:

“(A) If the amount of cash or the Net Agreed Value of any property distributed (except for distributions of Propco Available Cash pursuant to Section 6.10 and cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, and “Excess Distribution” and the Units with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current and all previous taxable periods is equal to the amount of the Excess Distribution; provided, however, this Section 6.1(d)(iii)(A) shall not apply to the extent distributions are not made to the Class B Units with respect to any Record Date prior to the Class B Conversion Effective Date.”

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f.	Article XI of the Partnership Agreement is hereby amended to add a new Section 6.1(d)(xv) as follows:

“(xv) Allocations of Propco Items. All Propco Items shall, to the maximum extent possible, be allocated to the holders of the Common Units, Subordinated Units and Class B Units, Pro Rata.

g.	Section 6.1(d)(x) of the Partnership Agreement shall be amended to add Section 6.1(d)(x)(D) which shall read as follows and to renumber existing Section 6.1(d)(x)(D) as Section 6.1(d)(x)(E):

“With respect to any taxable period in which the Class B Conversion Effective Date occurs (and, if necessary, any subsequent taxable period), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each Limited Partner with respect to such Limited Partner’s Class B Units that are Outstanding immediately before the Class B Conversion Effective Date in the proportion that the respective number of Class B Units held by such Partner bears to the total number of Class B Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner’s Class B Units that causes the Capital Account attributable to each Class B Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Class B Conversion Effective Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units immediately prior to the conversion of Class B Units into Common Units.”

h.	Section 6.4(a) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“During Subordination Period. Available Cash (other than Propco Available Cash which shall be distributed in accordance with Section 6.10) with respect to any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of other Partnership Interests issued pursuant thereto:

(i) First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

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(iii) Third, to all Unitholders holding Subordinated Units and Class A Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) 25.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, 50.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50.0% to all Unitholders, Pro Rata;

; provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii); and provided, further, that any quarterly distributions to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), 6.4(a)(vi) and 6.4(a)(vii) shall be computed without regard to the distributions made to the Class A Units in such Quarter.”

i.	Section 6.4(b) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“After Subordination Period. Available Cash (other than Propco Available Cash, which shall be distributed in accordance with Section 6.10) with respect to any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, to all the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

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(iii) Third, (A) 15.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50.0% to all Unitholders, Pro Rata;

; provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v); and provided, further, that any quarterly distributions to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(b)(iii), 6.4(b)(iv) and 6.4(b)(v) shall be computed without regard to the distributions made to the Class A Units in such Quarter.”

j.	The introduction to Section 6.5 of the Partnership Agreement is hereby amended and restated to read in its entirety:

“Distributions of Available Cash from Capital Surplus. Available Cash (other than Propco Available Cash, which shall be distributed in accordance with Section 6.10) that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise:”

k.	Article XI of the Partnership Agreement is hereby amended to add a new Section 6.10 as follows:

“Section 6.10 Distributions of Propco Available Cash.

Distributions of cash and cash equivalents which are derived or attributable to Propco Available Cash shall be distributed in the same manner as set forth in Section 6.4 or Section 6.5, as applicable, except that the Class A Units shall not be entitled to participate in any such distributions and the holders of Class A Units shall not be considered a Unitholder for purposes thereof.

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 2.

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Section 4. This Amendment No. 2 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

SUNOCO GP LLC

By:
Name:	[●]
Title:	[●]

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